Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(5)
Registration No. 333-231344

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 21, 2019

Prospectus Supplement
(To Prospectus dated May 9, 2019)

U.S.$

Grupo Televisa, S.A.B.

U.S.$                        % Senior Notes due 2049

         We are offering U.S.$            aggregate principal amount of our        % senior notes due 2049 (the "notes"). Interest on the notes will accrue at a fixed rate of        % per year. We will pay interest on the notes semi-annually on each                and                commencing on                , 2019. The notes will mature on                , 2049.

         The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding, other than obligations preferred by statute or operation of law. The notes will not be guaranteed by any of our subsidiaries. The notes will effectively rank junior to all of our secured indebtedness, to the extent of the value of our assets securing that indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

         In the event of certain changes in the Mexican withholding tax treatment relating to payments on the notes, we may redeem all (but not some) of the notes at 100% of their principal amount, plus accrued and unpaid interest to and including the redemption date. In the event of a change of control, we may be required to offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. At any time prior to                ,            we may redeem the notes, in whole or in part, by paying the greater of the principal amount of the notes and the applicable "make-whole" amount, plus, in each case, accrued and unpaid interest to the redemption date. On or after                we may redeem the notes, in whole or in part, by paying an amount equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the redemption date.

         We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.

Price to Public(1)	Underwriting Fees	Price to Underwriters (less Underwriting Fees)	Proceeds to Us, Before Expenses(1)

% Senior Notes due 2049%	%	%	U.S.$

(1)
Plus accrued interest, if any, from                , 2019.

         THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE SOLELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV. THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO, EXCEPT THAT THE NOTES MAY BE SOLD TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS SOLELY PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES, OR MEXICAN SECURITIES MARKET LAW. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

         Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the offering of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Delivery of the notes will be made in book-entry form through the facilities of The Depository Trust Company ("DTC") for the accounts of their direct and indirect participants, including Euroclear Bank S.A./N.V. ("Euroclear"), as operator of the Euroclear System, and Clearstream Banking, société anonyme ("Clearstream"), on or about                , 2019.

Joint Book-Running Managers

BBVA	Citigroup	Goldman Sachs & Co. LLC

The date of this prospectus supplement is                , 2019.

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information or information that is different from or additional to that which is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This document may only be used where it is legal to sell the notes. This prospectus supplement and the accompanying prospectus may only be used for the purposes for which they have been published. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction except where such an offer or sale is permitted.

        This prospectus supplement is based on information provided by us and other sources that we consider to be reliable. We and the underwriters cannot assure you that this information is accurate or complete. This prospectus supplement summarizes certain documents and other information and we refer you to such documents and other documents for a more complete understanding of what we

S-i

discuss in this prospectus supplement. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

        We are not making any representation to any purchaser regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus supplement to be legal, business or tax advice. You should consult your own counsel, accountant, business advisor and tax advisor for legal, financial, business and tax advice regarding any investment in the notes.

        We reserve the right to withdraw this offering of the notes at any time and we and the underwriters reserve the right to reject any commitment to subscribe the notes in whole or in part and to allot to any prospective investor less than the full amount of notes sought by that investor. The underwriters and certain of their respective related entities may acquire for their own account a portion of the notes.

        You must comply with all applicable laws and regulations in force in your jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

        Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge at the offices of The Bank of New York Mellon, as trustee, and the paying agent set forth on the inside back cover page of this prospectus supplement.

S-ii

IMPORTANT CURRENCY INFORMATION

        Unless otherwise specified, references to "Ps." or "Pesos" in this prospectus supplement are to Mexican Pesos, the legal currency of Mexico; and references to "Dollars," "U.S. Dollars," "$" or "U.S.$" are to United States dollars, the legal currency of the United States.

PRESENTATION OF FINANCIAL INFORMATION

        Our audited consolidated year-end financial statements, including the consolidated statements of financial position as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2018, 2017 and 2016, and the accompanying notes, are included in our annual report on Form 20-F for the year ended December 31, 2018, or the 2018 Form 20-F, which is incorporated herein by reference. Our consolidated financial information as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018, in the format prescribed by Mexican regulatory authorities, are included in our Form 6-K furnished to the SEC on May 6, 2019, which is incorporated herein by reference.

        The financial information as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, and as of March 31, 2019 and for the three-month periods ended March 31, 2019 and 2018, was prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). This data should also be read together with "Item 5—Operating and Financial Review and Prospects" included in the 2018 Form 20-F, which is incorporated herein by reference, and the discussion of our three-month interim financial results included in our Form 6-K furnished to the SEC on May 6, 2019, which is incorporated herein by reference.

        This prospectus supplement contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus supplement should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated, or at all. Unless otherwise indicated, the exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included herein is determined by reference to the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of March 31, 2019, which was Ps.19.4250 per U.S. Dollar.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus supplement or the accompanying prospectus, will automatically update and, where applicable, supersede this information. Information set forth in this prospectus supplement updates and, where applicable, supersedes any previously filed information that is incorporated by reference into this prospectus supplement or the accompanying prospectus. We incorporate by reference into this prospectus supplement the following information and documents:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2018, as filed with the SEC on April 30, 2019, which we refer to in this prospectus supplement as the "2018 Form 20-F";

S-iii

  •
  our Form 6-K that we furnished to the SEC on May 6, 2019, which contains our unaudited consolidated financial information as of March 31, 2019 and for the three month periods ended March 31, 2019 and 2018, and a related discussion of our financial results;

  •
  any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement; and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement that are identified in such reports as being incorporated by reference into this prospectus supplement or the accompanying prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:

Investor Relations
Grupo Televisa, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
México City, México
+52 (55) 5261-2000

        You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than that on the front cover of the applicable document.

S-iv

 SUMMARY

        This summary highlights key information contained elsewhere in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before making a decision to invest in the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the sections entitled "Risk Factors", and our financial statements and related notes to those financial statements, before making an investment decision. In this prospectus supplement, "we," "us," "our" or "Company" or similar terms refer to Grupo Televisa, S.A.B. and, where the context requires, its consolidated entities. "Group" refers to Grupo Televisa, S.A.B. and its consolidated entities.

Grupo Televisa, S.A.B.

        We are a leading media company in the Spanish-speaking world, an important cable operator, an operator of a leading direct-to-home satellite pay television system and a broadband provider in Mexico.

        We distribute the content we produce through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv-brands, television networks, cable operators and over-the-top or "OTT" services.

        In the United States, our audiovisual content is distributed through Univision Communications Inc. ("Univision"), the leading media company serving the Hispanic market. Univision broadcasts our audiovisual content through multiple platforms in exchange for a royalty payment. In addition, we have equity and warrants which upon their exercise would represent approximately 36% on a fully-diluted, as-converted basis of the equity capital in Univision Holdings Inc., the controlling company of Univision.

        Our cable business offers integrated services, including video, high-speed data and voice services to residential and commercial customers as well as managed services to domestic and international carriers.

        We own a majority interest in Sky, a leading direct-to-home satellite pay television system and broadband provider in Mexico, operating also in the Dominican Republic and Central America.

        We also have interests in magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature-film production and distribution, and gaming.

        Grupo Televisa, S.A.B. is a sociedad anónima bursátil, or limited liability public stock corporation, which was organized under the laws of Mexico in accordance with the Ley General de Sociedades Mercantiles, or Mexican Companies Law. Grupo Televisa was incorporated under Public Deed Number 30,200, dated December 19, 1990, granted before Notary Public Number 73 of Mexico City, and registered with the Public Registry of Commerce in Mexico City on Commercial Page (folio mercantil) Number 142,164. Our principal executive offices are located in Mexico City at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 Ciudad de México, México. Our telephone number at that address is +52 (55) 5261-2000.

 The Offering

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing in "Description of the Notes".

Issuer	Grupo Televisa, S.A.B.
Notes Offered	U.S.$ aggregate principal amount of % senior notes due 2049.
Maturity Date	, 2049.
Interest Rate	The notes will bear interest at the rate of % per year from , 2019.
Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, beginning on , 2019.
Ranking

The notes will be unsecured general obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, other than obligations preferred by statute or operation of law. The notes will effectively rank junior to all of our secured indebtedness with respect to the value of our assets securing that indebtedness and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

As of March 31, 2019:
(i)

the Company, on an unconsolidated basis, had Ps.135,201.7 million (equivalent to U.S.$6,960.2 million) of aggregate liabilities (not including the notes and excluding liabilities to subsidiaries), U.S.$3,703.3 million of which was U.S. Dollar-denominated. These liabilities include Ps.114,656.6 million (equivalent to U.S.$5,902.5 million) of indebtedness, U.S.$3,700.0 million of which was U.S. Dollar-denominated, all of which would have effectively ranked equal to the notes; and

(ii)

the Company's subsidiaries had Ps.62,164.1 million (equivalent to U.S.$3,200.2 million) of liabilities (excluding liabilities to the Company and excluding guarantees by subsidiaries of indebtedness of the Company), U.S.$874.7 million of which was U.S. Dollar-denominated. These liabilities include Ps.17,540.2 million (equivalent to U.S.$903.0 million) of indebtedness, U.S.$270.4 million of which was U.S. Dollar-denominated, all of which would have ranked structurally senior to the notes.

Certain Covenants	The indenture governing the notes contains certain covenants relating to the Company and its restricted subsidiaries, including covenants with respect to:
• limitations on liens;

• limitations on sales and leasebacks; and
• limitations on certain mergers, consolidations and similar transactions.
These covenants are subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants".
Change of Control Offer

If we experience specific changes of control, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. See "Description of the Notes—Certain Covenants—Repurchase of Notes upon a Change of Control".

Additional Amounts

All payments by us in respect of the notes, whether of principal or interest, will be made without withholding or deduction for Mexican taxes, unless any withholding or deduction is required by law. If you are not a resident of Mexico for tax purposes, payment of interest on the notes to you will generally be subject to Mexican withholding tax at a rate which is currently 4.9% (subject to certain exceptions). See "Taxation—Federal Mexican Taxation". In the event any withholding or deduction for Mexican taxes is required by law, subject to specified exceptions and limitations, we will pay the additional amounts required so that the net amount received by the holders of the notes after the withholding or deduction will not be less than the amount that would have been received by the holders in the absence of such withholding or deduction. See "Description of the Notes—Certain Covenants—Additional Amounts".

Redemption for Changes in Mexican Withholding Taxes

In the event that, as a result of certain changes in law affecting Mexican withholding taxes, we become obligated to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes, in whole but not in part, at our option at any time at 100% of their principal amount plus accrued and unpaid interest, if any, to and including the redemption date. See "Description of the Notes—Certain Covenants—Additional Amounts" and "Description of the Notes—Optional Redemption—Withholding Tax Redemption".

Optional Redemption

At any time prior to        ,        , we may redeem any of the notes in whole or in part by paying the greater of the principal amount of the notes or a "make-whole" amount, plus in each case accrued and unpaid interest to the redemption date. On or after        ,        , we may redeem any of the notes in whole or in part by paying an amount equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the redemption date. See "Description of the Notes—Optional Redemption—Optional Redemption with Make-Whole Amount".

Further Issuances

We may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions as the notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with the notes.

Form and Denomination	The notes will be issued only in registered form, with a minimum denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See "Description of the Notes—Form, Denomination and Registration". Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by DTC and its participants and indirect participants, including Euroclear and Clearstream.

Listing	We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange.
CUSIP and ISIN	The CUSIP for the notes is . The ISIN for the notes is .
Governing Law	The notes and the indenture will be governed by New York law.
Use of Proceeds

We estimate that the net proceeds from the sale of the notes will be approximately U.S.$        million after discounts, payment of underwriting fees and estimated offering expenses. We anticipate using the net proceeds from this offering for general corporate purposes, which may include repayment or repurchase of existing indebtedness. See "Use of Proceeds".

Trustee, Registrar, Paying Agent and Transfer Agent	The Bank of New York Mellon.
Luxembourg Listing Agent, Luxembourg Paying Agent and Luxembourg Transfer Agent	The Bank of New York Mellon SA/NV, Luxembourg Branch.
Risk Factors

See the risk factors discussed under "Risk Factors" in this prospectus supplement, in the accompanying prospectus and "Item 3—Key Information—Risk Factors" in the 2018 Form 20-F, which is incorporated by reference, for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

        An investment in the notes involves risk. You should consider carefully the risk factors discussed under "Risk Factors" in the accompanying prospectus and "Item 3—Key Information—Risk Factors" in our 2018 Form 20-F, which is incorporated herein by reference, as well as all other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before deciding to invest in the notes.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately U.S.$             million after discounts, payment of underwriting fees and estimated offering expenses. We anticipate using the net proceeds from this offering for general corporate purposes, which may include repayment or repurchase of existing indebtedness.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2019, (i) on a historical, actual basis and (ii) as adjusted to reflect the issuance of the notes in the aggregate principal amount of U.S.$             million, as if such transaction occurred on March 31, 2019. This table should be read together with "Item 5—Operating and Financial Review and Prospects" and our audited consolidated year-end financial statements included in our 2018 Form 20-F incorporated by reference herein. Information in the following table presented in U.S. Dollar amounts are translated from the Peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.19.4250 to U.S.$1.00, the Interbank Rate on March 31, 2019.

	As of March 31, 2019(1)(2)(3)(4)
	Actual		As Adjusted		Actual		As Adjusted
	(Millions of Pesos)				(Millions of U.S. Dollars)
Current portion of long-term debt, lease liabilities and other notes payable:
HSBC loan due 2019	Ps.	300	Ps.	300	U.S.$	15	U.S.$	15
HSBC loan due 2019		180		180		9		9
Santander, S.A. loan due 2019		250		250		13		13
Banco Mercantil del Norte loan, maturities through 2022		243		243		13		13

Total current portion of long-term debt		973		973		50		50

Current portion of satellite transponder lease obligation		390		390		20		20
Other lease liabilities(4)		727		727		37		37

Total current lease liabilities		1,117		1,117		57		57

Current portion of other notes payable		1,297		1,297		67		67

Long-term debt, lease liabilities and other notes payable:
8.5% Senior Notes due 2032		5,828		5,828		300		300
6.625% Senior Notes due 2025		11,655		11,655		600		600
8.49% Senior Notes due 2037		4,500		4,500		232		232
6.625% Senior Notes due 2040		11,655		11,655		600		600
7.25% Senior Notes due 2043		6,500		6,500		334		334
5.0% Senior Notes due 2045		19,425		19,425		1,000		1,000
4.625% Senior Notes due 2026		5,828		5,828		300		300
6.125% Senior Notes due 2046		17,482		17,482		900		900
% Senior Notes due 2049 offered hereby		—				—
7.38% Notes due 2020		10,000		10,000		515		515
8.79% Notes due 2027		4,500		4,500		232		232
TIIE+0.35 Notes due 2021		6,000		6,000		309		309
TIIE+0.35 Notes due 2022		5,000		5,000		257		257
Scotiabank loan, maturities through 2023		2,500		2,500		129		129
HSBC loan, maturities through 2022		2,000		2,000		103		103
Santander loan, maturities through 2022		1,500		1,500		77		77
Santander loan, maturities through 2020		250		250		13		13
Banco Mercantil del Norte loan, maturities through 2022		1,034		1,034		53		53
HSBC loan, maturities through 2023		2,500		2,500		129		129
Scotiabank loan, maturities through 2023		3,000		3,000		154		154

Total long-term debt; net of current portion		121,157				6,237

Satellite transponder lease obligation		4,029		4,029		207		207
Other lease liabilities(5)		4,752		4,752		245		245

Total long-term lease liabilities, net of current portion		8,781		8,781		452		452

Total consolidated equity(6)		103,765		103,765		5,342		5,342

Total capitalization	Ps.	237,090	Ps.		U.S.$	12,205	U.S.$

(1)
Columns may not add up due to rounding.

(2)
Solely for purposes of preparing calculations for this table, our U.S. Dollar-denominated indebtedness has been translated into Pesos at an exchange rate of Ps.19.4250 to U.S.$1.00, the Interbank Rate, as reported by Banamex, as of March 31, 2019.

(3)
Indebtedness is presented on a consolidated basis before unamortized finance costs of Ps.1,128.1 million as of March 31, 2019, and does not include interest payable of Ps. 1,897.9 million as of March 31, 2019.

(4)
We are considering seeking additional debt in the bank market in an amount to be determined in the form of a term loan, the proceeds of which will be used for general corporate purposes, which may include repayment or repurchase of indebtedness.

(5)
Includes long-term agreements recognized in connection with the adoption of IFRS 16, Leases, which became effective on January 1, 2019 for an aggregate amount of Ps.4,739.4 million, as of March 31, 2019.

(6)
As of March 31, 2018, our total consolidated equity was Ps.101,248.6 million.

DESCRIPTION OF THE NOTES

        The notes are to be issued under an indenture, dated as of August 8, 2000, as amended or supplemented, including the supplemental indenture, to be dated as of                , 2019, which we collectively refer to as the indenture, among Televisa, as issuer, The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Luxembourg paying agent and transfer agent. The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture. Capitalized terms not defined in this section of the prospectus supplement have meanings as set forth in the indenture. We will file a copy of the indenture with the U.S. Securities and Exchange Commission. Upon request, we will provide you with a copy of the indenture. See "Where You Can Find More Information" in the accompanying prospectus for information concerning how to obtain a copy.

        In this section, references to "Televisa," "we," "us" and "our" are to Grupo Televisa, S.A.B. only and do not include our subsidiaries or affiliates. References to the "notes" are to the        % Senior Notes due 2049 offered hereby. References to "holders" mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, which is referred to in this offering circular as "DTC" or the "depositary," or in notes registered in "street name."

General

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under the indenture and provides that Televisa may issue senior debt securities from time to time in one or more series. The senior debt securities which Televisa may issue under the indenture, including the notes, are collectively referred to in this prospectus supplement as the "senior debt securities." The notes will constitute a single series of senior debt securities under the indenture. The notes will be unsecured senior obligations of Televisa. Televisa may "reopen" the indenture and issue additional notes of the same series as the notes offered hereby, without the consent of the holders of the notes. The notes, and the additional notes, if any, will be treated as a single series for all purposes of the indenture, including waivers and amendments.

        The notes will bear interest at the rate of        % per annum from the date of original issuance or from the most recent date to which interest has been paid or duly provided for, payable semi-annually on                and                of each year, each of which is referred to in this prospectus supplement as an "interest payment date," commencing on                , 2019 to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest payable at maturity will be payable to the person to whom principal will be payable on that date. Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. The maturity date for the notes is                 , 2049.

        If any interest payment date or the maturity date would be a day that is not a business day, the related payment of interest and/or principal will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date or the maturity date, as the case may be, to the next succeeding business day. A business day means any day that is both (i) a day other than a Saturday, Sunday or other day on which banking institutions in New York City, Mexico City or Luxembourg are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banks and financial institutions in Mexico City are open for business with the general public. The notes will not be subject to any sinking fund.

        The indenture does not contain any provision that would limit the ability of Televisa to incur indebtedness or limit the ability of Televisa to substantially reduce or eliminate its assets or that would afford the holders of the notes protection in the event of a decline in Televisa's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving Televisa. In addition, subject to the limitations set forth under "—Merger and Consolidation," Televisa may, in the future, enter into certain transactions, including the sale of all or substantially all of its assets or the merger or consolidation of Televisa, that would increase the amount of Televisa's indebtedness or substantially reduce or eliminate Televisa's assets, which may have an adverse effect on Televisa's ability to service its indebtedness, including the notes.

        The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

        Except in limited circumstances, the notes will be issued in the form of global notes. See "—Form, Denomination and Registration."

        In the event that, as a result of certain changes in law affecting Mexican withholding taxes, Televisa becomes obliged to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9%, the notes will be redeemable, as a whole but not in part, at Televisa's option at any time at 100% of their principal amount plus accrued and unpaid interest, if any. See "—Withholding Tax Redemption."

Ranking and Holding Company Structure

        We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries and cash and cash equivalents. We receive substantially all of our operating income from our subsidiaries. The notes will be solely our unsecured senior obligations ranking pari passu among themselves and with other unsecured senior obligations, including, but not limited to, the 6.625% Senior Notes due 2025, the 4.625% Senior Notes due 2026, the 8.5% Senior Notes due 2032, the 8.49% Senior Notes due 2037, the 6.625% Senior Notes due 2040, the 7.25% Senior Notes due 2043, the 5.000% Senior Notes due 2045 and the 6.125% Senior Notes due 2046. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will have priority over the claims of holders of the notes with respect to the assets of our subsidiaries. At March 31, 2019, our subsidiaries had Ps.62,164.1 million (equivalent to U.S.$3,200.2 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of indebtedness of Televisa), that will rank structurally senior to the notes. As of March 31, 2019, on a non-consolidated basis, Televisa had Ps.135,201.7 million (equivalent to U.S.$6,960.2 million) of aggregate liabilities (not including the notes offered hereby and excluding liabilities to subsidiaries). These liabilities include Ps.114,656.6 million (equivalent to U.S.$5,902.5 million) of indebtedness, all of which would have effectively ranked equal to the notes. See "Risk Factors—Risk Factors Related to the Senior Debt Securities—We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities" in the accompanying prospectus.

Payments

        Televisa will make payments of principal, and premium, if any, and interest on book-entry notes through the trustee to the depositary, which will initially be DTC. See "—Form, Denomination and Registration." For notes issued in certificated form, Televisa will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder's address shown on the trustee's records as of the close of business on the regular record date, and Televisa will make all other payments by check to the paying agent described below, against surrender of the note. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If Televisa issues notes in certificated form, holders of notes in certificated form will be able to receive payments of principal and interest on their notes at the office of Televisa's paying agent maintained in New York City. Televisa will pay interest due on the maturity date or a redemption date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. Notwithstanding the foregoing, a holder of U.S.$10.0 million or more in aggregate principal amount of certificated notes will be entitled to receive interest payments, if any, on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by, and are acceptable to, the trustee not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the trustee will remain in effect until revoked by the holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the maturity date or a redemption date will cease to be payable to the holder of the note as of the close of business on the related record date and may be paid either (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by Televisa, written notice of which will be given to the holders of the notes not less than 10 calendar days prior to the special record date, or (2) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the notes may be listed, and upon such notice as may be required by such securities exchange, as provided in the indenture.

        All monies paid by Televisa to the trustee or any paying agent for the payment of principal of, and premium and interest on, any note which remains unclaimed for two years after the principal, premium or interest is due and payable may be repaid to Televisa and, after that payment, the holder of the note will look only to Televisa for payment.

Form, Denomination and Registration

        The notes will be issued only in registered form without coupons and in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified.

        We will issue the notes in global form, without interest coupons. Notes issued in global form will be represented, at least initially, by one or more notes. Upon issuance, global notes will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

        Beneficial interests in the notes may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme as "Euroclear" and "Clearstream, Luxembourg," respectively.

        Investors may hold their interests in the notes directly through DTC, or indirectly through Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

        Beneficial interests in the notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below under "—Certificated Notes."

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the registered owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium, if any, and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global note held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

Same Day Settlement and Payment

        The underwriters will settle the notes in global form in immediately available funds. We will make all payments of principal and interest on the notes in global form in immediately available funds. Secondary market trading between participants in DTC, Euroclear or Clearstream, Luxembourg, will occur in accordance with the applicable rules and operating procedures of DTC, Euroclear or Clearstream, Luxembourg, and will be settled using the procedures applicable to securities in immediately available funds.

        Information Relating to the Depositary.    The following is based on information furnished by the depositary:

          The depositary will act as the depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co., which is the depositary's partnership nominee. Fully registered global notes will be issued for the notes in the aggregate principal amount of the issue, and will be deposited with the depositary.

          The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of notes certificates. Direct participants of the depositary include securities brokers and dealers, including the initial purchaser of the notes, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants, including the underwriters of the notes and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

          Purchases of notes under the depositary's system must be made by or through direct participants, which will receive a credit for the notes on the depositary's record. The ownership interest of each beneficial owner, which is the actual purchaser of each note, represented by global notes, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes representing the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global notes representing the notes will not receive certificated notes representing their ownership interests therein, except in the limited circumstances described below.

          To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global notes with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the notes; the depositary's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, the depositary mails an omnibus proxy to Televisa as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

          Principal, premium, if any, and/or interest payments on the global notes representing the notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of the depositary, the trustee or Televisa, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the depositary is the responsibility of Televisa or the trustee, disbursement of the payments to direct participants will be the responsibility of the depositary, and disbursement of the payments to the beneficial owners will be the responsibility of direct and indirect participants.

          The depositary may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Televisa or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

        Televisa may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, certificated notes will be printed and delivered.

        Although the depositary, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of the depositary, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor Televisa will have any responsibility for the performance by the depositary, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Trading.    Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and operating procedures, while transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Certificated Notes

        We will issue notes to you in certificated registered form only if:

  •
  DTC is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

  •
  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

        If any of these events occurs, we will reissue the notes in fully certificated registered form and the trustee will recognize the registered holders of the certificated notes as holders under the indenture.

        In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 240 Greenwich Street, Floor 7-East, New York, New York 10286 or at the office of The Bank of New York Mellon SA/NV, Luxembourg Branch, our paying and transfer agent in Luxembourg, at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new definitive note to the address of that person that is specified in the assignment form. Neither Televisa nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but Televisa may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer). Televisa will maintain a paying and transfer agent in Luxembourg for so long as any notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF market.

        In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments and premium, if any, upon presentation and surrender by the holder of the notes at the office or agency maintained by Televisa for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 240 Greenwich Street, Floor 7-East, New York, New York 10286. We have also initially appointed The Bank of New York Mellon SA/NV, Luxembourg Branch at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453, Luxembourg, to act as a Luxembourg paying agent.

        Unless and until we issue the notes in fully-certificated, registered form,

  •
  you will not be entitled to receive a certificate representing your interest in the notes;

  •
  all references in this prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

  •
  all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

        The information in this subsection "—Form, Denomination and Registration" concerning the depositary, Euroclear and Clearstream, Luxembourg and their respective book-entry systems has been obtained from the depositary, Euroclear and Clearstream, Luxembourg but Televisa takes responsibility solely for the accuracy of its extraction of this information.

Certain Covenants

        The indenture provides that the covenants set forth below are applicable to Televisa and its Restricted Subsidiaries.

        Limitation on Liens.    Televisa will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien, except for Permitted Liens, on any Principal Property to secure the payment of Funded Indebtedness of Televisa or any Restricted Subsidiary if, immediately after the creation, incurrence or assumption of such Lien the sum of (without duplication) (A) the aggregate outstanding principal amount of all Funded Indebtedness of Televisa and the Restricted Subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property and (B) the Attributable Debt relating to any Sale and Leaseback Transaction which would otherwise be subject to the provisions of clause 2(A)(i) of the "Limitation on Sale and Leaseback" covenant would exceed the greater of (x) U.S.$300.0 million and (y) 15% of Adjusted Consolidated Net Tangible Assets, unless effective provision is made whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) such Funded Indebtedness (but only for so long as such Funded Indebtedness is so secured). For purposes of this covenant, the value of any Lien on any Principal Property securing Funded Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Funded Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of the Principal Property securing such Funded Indebtedness.

        The foregoing limitation on Liens shall not apply to the creation, incurrence or assumption of the following Liens ("Permitted Liens"):

          (1)   Any Lien which arises out of a judgment or award against Televisa or any Restricted Subsidiary with respect to which Televisa or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceeding for review (or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired) and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or with respect to which Televisa or such Restricted Subsidiary shall have posted a bond and established adequate reserves (in accordance with Mexican GAAP) for the payment of such judgment or award;

          (2)   Liens arising from the rendering of a final judgment or order against Televisa or any Restricted Subsidiary of Televisa that would not, with notice, passage of time or both, give rise to an event of default;

          (3)   Liens incurred or deposits made to secure indemnity obligations in respect of the disposition of any business or assets of Televisa or any Restricted Subsidiary; provided that the property subject to such Lien does not have a Fair Market Value in excess of the cash or cash equivalent proceeds received by Televisa and its Restricted Subsidiaries in connection with such disposition;

          (4)   Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of Televisa or any Restricted Subsidiary;

          (5)   Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by Televisa or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that: (i) any such Lien is not incurred in contemplation of such merger, consolidation or acquisition and does not secure any property of Televisa or any Restricted Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition or (ii) if such Lien is incurred in contemplation of such merger, consolidation or acquisition it would be, if created or incurred on or after the consummation of such merger, consolidation or acquisition, a Permitted Lien under clause 7 below;

          (6)   Liens existing on the date of original issuance of the notes pursuant to the indenture;

          (7)   Liens securing Funded Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including without limitation the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within 180 days thereafter; provided (i) such Liens secure Funded Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Funded Indebtedness) and (ii) such Liens do not extend to any property of Televisa or any Restricted Subsidiary other than the property for which such Funded Indebtedness was incurred;

          (8)   Liens to secure the performance of statutory and common law obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (9)   Liens to secure the notes;

          (10) Liens granted in favor of Televisa and/or any Wholly Owned Restricted Subsidiary to secure indebtedness owing to Televisa or such Wholly Owned Restricted Subsidiary;

          (11) Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of Televisa or any Restricted Subsidiary;

          (12) Liens on the rights of Televisa or any Restricted Subsidiary to licensing, royalty and other similar payments in respect of programming or films and all proceeds therefrom; and

          (13) Any Lien in respect of Funded Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Funded Indebtedness secured by Liens referred to in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) above; provided that the principal of the Funded Indebtedness secured thereby does not exceed the principal of the Funded Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; and provided, further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction on such property); and provided, further, that in the case of Liens referred to in clauses (3), (4), (8), (9), (10), (11) and (12), the secured party with respect to the Lien so extended, renewed, refinanced or replaced is the party (or any successor or assignee thereof) that was secured prior to such extension, renewal, refinancing or replacement.

        Limitation on Sale and Leaseback.    Televisa will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that Televisa or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

          (1)   the gross cash proceeds of the Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in a resolution delivered to the trustee, of the Principal Property that is the subject of the Sale and Leaseback Transaction; and

          (2)   either

            (A)  Televisa or the Restricted Subsidiary, as applicable, either (i) could have incurred a Lien to secure Funded Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the "Limitation on Liens" covenant, or (ii) makes effective provision whereby the notes (together with, if Televisa shall so determine, any other Funded Indebtedness ranking equally with the notes, whether then existing or thereafter created) are secured equally and ratably with (or prior to) the obligations of Televisa or the Restricted Subsidiary under the lease of such Principal Property, or

            (B)  within 360 days, Televisa or the Restricted Subsidiary either (i) applies an amount equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to purchase the notes or to retire, defease or prepay (in whole or in part) other Funded Indebtedness, or (ii) enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction.

        Designation of Restricted Subsidiaries.    Televisa may designate an Unrestricted Subsidiary as a Restricted Subsidiary or designate a Restricted Subsidiary as an Unrestricted Subsidiary at any time; provided that (1) immediately after giving effect to such designation, Televisa and its Restricted Subsidiaries would have been permitted to incur at least U.S.$1.00 of additional Funded Indebtedness secured by a Lien pursuant to the "Limitation on Liens" covenant (other than Funded Indebtedness permitted to be secured by a Lien pursuant to the provisions of the definition of "Permitted Liens"), (2) no default or event of default shall have occurred and be continuing, and (3) an Officers' Certificate with respect to such designation is delivered to the trustee within 75 days after the end of the fiscal quarter of Televisa in which such designation is made (or, in the case of a designation made during the last fiscal quarter of Televisa's fiscal year, within 120 days after the end of such fiscal year), which Officers' Certificate shall state the effective date of such designation. Televisa has designated as Unrestricted Subsidiaries all of its Subsidiaries other than those subsidiaries engaged in television broadcasting, pay television networks and programming exports and will deliver the required Officers' Certificate with respect thereto to the trustee, on or prior to the date of initial issuance of the notes pursuant to the indenture.

        Repurchase of Notes upon a Change of Control.    Televisa must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued interest (if any) to the date of purchase. Televisa is not required to make an Offer to Purchase following a Change of Control if a third party makes an Offer to Purchase that would be in compliance with the provisions described in this covenant if it were made by Televisa and such third party purchases (for the consideration referred to in the immediately preceding sentence) the notes validly tendered and not withdrawn. Prior to the mailing of the notice to holders and publishing such notice to holders in a daily newspaper of general circulation in Luxembourg commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, Televisa covenants to (i) repay in full all indebtedness of Televisa that would prohibit the repurchase of the notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of Televisa to permit the repurchase of the notes. Televisa shall first comply with the covenant in the preceding sentence before it repurchases notes upon a Change of Control pursuant to this covenant.

        The covenant requiring Televisa to repurchase the notes will, unless consents are obtained, require Televisa to repay all Indebtedness then outstanding, which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. There can be no assurance that Televisa will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as by any covenant contained in other securities of Televisa which might be outstanding at the time).

        Additional Amounts.    All payments of amounts due in respect of the notes by Televisa will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of Mexico, any political subdivision thereof or any agency or authority of or in Mexico ("Taxes") unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof. In that event, Televisa will pay such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts receivable by the holders after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the notes, in the absence of such withholding or deduction, which Additional Amounts shall be due and payable when the amounts to which such Additional Amounts relate are due and payable; except that no such Additional Amounts shall be payable with respect to:

            (i)  any Taxes which are imposed on, or deducted or withheld from, payments made to the holder or beneficial owner of a note by reason of the existence of any present or former connection between the holder or beneficial owner of the note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, corporation or partnership) and Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) (including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) (x) being or having been a citizen or resident thereof, (y) maintaining or having maintained an office, permanent establishment, fixed base or branch therein, or (z) being or having been present or engaged in a trade or business therein) other than the mere holding of such note or the receipt of amounts due in respect thereof;

           (ii)  any estate, inheritance, gift, sales, stamp, transfer or personal property Tax;

          (iii)  any Taxes that are imposed on, or withheld or deducted from, payments made to the holder or beneficial owner of a note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such holder or beneficial owner of such note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Mexico (or any political subdivision or territory or possession thereof or area subject to its jurisdiction) of the holder or beneficial owner of such note if (x) such compliance is required or imposed by a statute, treaty, regulation, rule, ruling or administrative practice in order to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall apply this clause (iii), Televisa shall have notified all the holders of notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information or documentation;

          (iv)  any Taxes imposed on, or withheld or deducted from, payments made to a holder or beneficial owner of a note at a rate in excess of the 4.9% rate of Tax in effect on the date hereof and uniformly applicable in respect of payments made by Televisa to all holders or beneficial owners eligible for the benefits of a treaty for the avoidance of double taxation to which Mexico is a party without regard to the particular circumstances of such holders or beneficial owners (provided that, upon any subsequent increase in the rate of Tax that would be applicable to payments to all such holders or beneficial owners without regard to their particular circumstances, such increased rate shall be substituted for the 4.9% rate for purposes of this clause (iv)), but only to the extent that (x) such holder or beneficial owner has failed to provide on a timely basis, at the reasonable request of Televisa (subject to the conditions set forth below), information, documentation or other evidence concerning whether such holder or beneficial owner is eligible for benefits under a treaty for the avoidance of double taxation to which Mexico is a party if necessary to determine the appropriate rate of deduction or withholding of Taxes under such treaty or under any statute, regulation, rule, ruling or administrative practice, and (y) at least 60 days prior to the first payment date with respect to which Televisa shall make such reasonable request, Televisa shall have notified the holders of the notes, in writing, that such holders or beneficial owners of the notes will be required to provide such information, documentation or other evidence;

           (v)  to or on behalf of a holder of a note in respect of Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such note would have been entitled to Additional Amounts in respect of such Taxes on presenting such note for payment on any date during such 15-day period;

          (vi)  any Taxes imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") as of the Closing Date (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any law, regulation or practice adopted pursuant to any such intergovernmental agreement; or

         (vii)  any combination of (i), (ii), (iii), (iv), (v), or (vi) above (the Taxes described in clauses (i) through (vii), for which no Additional Amounts are payable, are hereinafter referred to as "Excluded Taxes").

        Notwithstanding the foregoing, the limitations on Televisa's obligation to pay Additional Amounts set forth in clauses (iii) and (iv) above shall not apply if (a) the provision of information, documentation or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a note (taking into account any relevant differences between U.S. and Mexican law, rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8BEN, W-8BEN-E and W-9) or (b) Rule 3.18.21. of the Tax Miscellaneous Resolution for fiscal year 2019 issued by the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) or a substantially similar successor of such rule is in effect, unless the provision of the information, documentation or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, rule, ruling or administrative practice in order to apply Rule 3.18.21. of the Tax Miscellaneous Resolutions for fiscal year 2019 (or a substantially similar successor of such rule), Televisa cannot obtain such information, documentation or other evidence on its own through reasonable diligence and Televisa otherwise would meet the requirements for application of Rule 3.18.21. of the Tax Miscellaneous Resolution for fiscal year 2019 (or a substantially similar successor of such rule). In addition, such clauses (iii) and (iv) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other holder register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

        At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Televisa will be obligated to pay Additional Amounts with respect to such payment (other than Additional Amounts payable on the date of the indenture), Televisa will deliver to the trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Whenever either in the indenture or in this prospectus supplement there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        In the event that Televisa has become or would become required to pay any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 4.9% as a result of certain changes affecting Mexican tax laws, Televisa may redeem all, but not less than all, of the notes, at any time at 100% of the principal amount, together with accrued and unpaid interest thereon, if any, to the redemption date. See "—Withholding Tax Redemption."

        Televisa will provide the trustee with documentation evidencing the payment of Mexican taxes in respect of which Televisa has paid any Additional Amounts. Copies of such documentation will be made available to the holders or the paying agent, as applicable, upon request therefor.

        In addition, Televisa will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties) (a) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the notes, and (b) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the notes (other than, in the case of any subsequent redemption or retirement, Excluded Taxes; except for this purpose, the definition of Excluded Taxes will not include those defined in clause (ii) thereof).

Optional Redemption

        We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity, except as provided under "—Certain Covenants—Repurchase of Notes upon a Change of Control."

Optional Redemption With "Make-Whole" Amount

        Prior to        ,        , we will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time on at least 30 days' but not more than 60 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum calculated by us of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus            basis points (the "Make-Whole Amount"), plus in each case accrued interest on the principal amount of the notes to the date of redemption. On or after        ,        , we will have the right at our option to redeem any of the notes in whole or in part, at any time or from time to time on at least 30 days' but not more than 60 days' notice, at a redemption price equal to 100% of the principal amount of such notes, plus accrued interest on the principal amount of the notes to the date of redemption.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC or their respective affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate in accordance with the procedures of DTC.

Withholding Tax Redemption

        The notes are subject to redemption ("Withholding Tax Redemption") at any time (a "Withholding Tax Redemption Date"), as a whole but not in part, at the election of Televisa, at a redemption price equal to 100% of the unpaid principal amount thereof plus accrued and unpaid interest, if any, to and including the Withholding Tax Redemption Date (the "Withholding Tax Redemption Price") if, as a result of (i) any change in or amendment to the laws, rules or regulations of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (ii) any amendment to or change in the rulings or interpretations relating to such laws, rules or regulations made by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) of Mexico, or any political subdivision or taxing authority or other instrumentality thereof or therein, or (iii) any official interpretation, application or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws, rules or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation, application or pronouncement is issued or announced, in each case, after the Closing Date, Televisa has become or would become required to pay any Additional Amounts (as defined above) in excess of those attributable to Taxes (as defined above) that are imposed, deducted or withheld at a rate of 4.9% on or from any payments under the notes. See "—Additional Amounts" and "Taxation—Federal Mexican Taxation."

        The election of Televisa to redeem the notes shall be evidenced by a certificate (a "Withholding Tax Redemption Certificate") of a financial officer of Televisa, which certificate shall be delivered to the trustee. Televisa shall, not less than 35 days nor more than 45 days prior to the Withholding Tax Redemption Date, notify the trustee in writing of such Withholding Tax Redemption Date and of all other information necessary to the giving by the trustee of notices of such Withholding Tax Redemption. The trustee shall be entitled to rely conclusively upon the information so furnished by Televisa in the Withholding Tax Redemption Certificate and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery Televisa shall be obligated to make the payment or payments to the trustee referred to therein at least two Business Days prior to such Withholding Tax Redemption Date.

        Notice of Withholding Tax Redemption shall be given by the trustee to the holders, in accordance with the provisions under "—Notices," upon the mailing by first-class postage prepaid to each registered holder at the address of such holder as it appears in the Register not less than 30 days nor more than 60 days prior to the Withholding Tax Redemption Date.

        The notice of Withholding Tax Redemption shall state:

  (i)
  the Withholding Tax Redemption Date;

  (ii)
  the Withholding Tax Redemption Price;

  (iii)
  the sum of all other amounts due to the holders under the notes and the indenture;

  (iv)
  that on the Withholding Tax Redemption Date, the Withholding Tax Redemption Price will become due and payable upon each such note so to be redeemed;

  (v)
  the place or places, including the offices of our paying agent in Luxembourg, where such notes so to be redeemed are to be surrendered for payment of the Withholding Tax Redemption Price; and

  (vi)
  the ISIN number of the notes.

        Notice of Withholding Tax Redemption having been given as aforesaid, the notes so to be redeemed shall, on the Withholding Tax Redemption Date, become due and payable at the Withholding Tax Redemption Price therein specified. Upon surrender of any such notes for redemption in accordance with such notice, such notes shall be paid by the paying agent on behalf of Televisa on the Withholding Tax Redemption Date; provided that moneys sufficient therefor have been deposited with the trustee for the holders.

        Notwithstanding anything to the contrary herein or in the indenture or in the notes, if a Withholding Tax Redemption Certificate has been delivered to the trustee and Televisa shall have paid to the trustee for the benefit of the holders (i) the Withholding Tax Redemption Price and (ii) all other amounts due to the holders and the trustee under the notes and the indenture, then neither the holders nor the trustee on their behalf shall any longer be entitled to exercise any of the rights of the holders under the notes, other than the rights of the holders to receive payment of such amounts from the paying agent, and the occurrence of an event of default whether before or after such payment by Televisa to the trustee for the benefit of the holders shall not entitle either the holders or the trustee on their behalf after such payment to declare the principal of any notes then outstanding to be due and payable on any date prior to the Withholding Tax Redemption Date. The funds paid to the trustee shall be used to redeem the notes on the Withholding Tax Redemption Date.

Merger and Consolidation

        Televisa may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and the properties and assets of its Subsidiaries (taken as a whole) as an entirety to any entity or entities (including limited liability companies) unless (1) the successor entity or entities, each of which shall be organized under the laws of Mexico or of the United States or a State thereof, shall assume by supplemental indenture all the obligations of Televisa under the notes and the indenture, (2) immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing and (3) if, as a result of such transaction, properties or assets of Televisa would become subject to an encumbrance which would not be permitted by the terms of the notes, Televisa or the successor entity or entities shall take such steps as are necessary to secure such notes equally and ratably with all indebtedness secured thereunder; provided, that notwithstanding the foregoing, nothing herein shall prohibit Televisa or a Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of any of Televisa's Subsidiaries that are Unrestricted Subsidiaries at the date of the indenture or any interest therein or any assets thereof. Thereafter, all such obligations of Televisa shall terminate.

Events of Default

        The term "event of default" means any one of the following events with respect to any series of senior debt securities, including the notes:

          (1)   default in the payment of any interest on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the interest becomes or the Additional Amounts become due and payable, and continuance of the default for a period of 30 days;

          (2)   default in the payment of the principal of or any premium on any senior debt security of the series, or any Additional Amounts payable with respect thereto, when the principal or premium becomes or the Additional Amounts become due and payable at their maturity;

          (3)   failure of Televisa to comply with any of its obligations described above under "—Merger and Consolidation";

          (4)   default in the deposit of any sinking fund payment when and as due by the terms of a senior debt security of the series;

          (5)   default in the performance, or breach, of any covenant or warranty of Televisa in the indenture or the senior debt securities (other than a covenant or warranty a default in the performance or the breach of which is elsewhere in the indenture specifically dealt with or which has been expressly included in the indenture solely for the benefit of a series of senior debt securities other than the relevant series), and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the indenture;

          (6)   if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of Televisa or any Material Subsidiary of Televisa, whether the Indebtedness now exists or shall hereafter be created, shall happen and shall result in Indebtedness in aggregate principal amount (or, if applicable, with an issue price and accreted original issue discount) in excess of U.S.$100.0 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and (i) the acceleration shall not be rescinded or annulled, (ii) such Indebtedness shall not have been paid or (iii) Televisa or such Material Subsidiary shall not have contested such acceleration in good faith by appropriate proceedings and have obtained and thereafter maintained a stay of all consequences that would have a material adverse effect on Televisa, in each case within a period of 30 days after there shall have been given, by registered or certified mail, to Televisa by the trustee or to Televisa and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities of the series then outstanding, a written notice specifying the default or breaches and requiring it to be remedied and stating that the notice is a "Notice of Default" or other notice as prescribed in the indenture; provided, however, that if after the expiration of such period, such event of default shall be remedied or cured by Televisa or be waived by the holders of such Indebtedness in any manner authorized by such mortgage, indenture or instrument, then the event of default with respect to such series of senior debt securities or by reason thereof shall, without further action by Televisa, the trustee or any holder of senior debt securities of such series, be deemed cured and not continuing;

          (7)   the entry by a court having competent jurisdiction of:

            (a)   a decree or order for relief in respect of Televisa or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

            (b)   a decree or order adjudging Televisa or any Material Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Televisa or any Material Subsidiary, which decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

            (c)   a final and non-appealable order appointing a custodian, receiver, liquidator, assignee, trustee or other similar official of Televisa or any Material Subsidiary or of any substantial part of the property of Televisa or any Material Subsidiary or ordering the winding up or liquidation of the affairs of Televisa;

          (8)   the commencement by Televisa or any Material Subsidiary of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by Televisa or any Material Subsidiary to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by Televisa or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by Televisa or any Material Subsidiary to the filing of the petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of Televisa or any Material Subsidiary or any substantial part of the property of Televisa or any Material Subsidiary or the making by Televisa or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of corporate action by Televisa or any Material Subsidiary in furtherance of any such action; or

          (9)   any other event of default provided in or pursuant to the indenture with respect to senior debt securities of the series.

        If an event of default with respect to senior debt securities of any series at the time outstanding (other than an event of default specified in clause (7) or (8) above) occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series may declare the principal of all the senior debt securities of the series, or such lesser amount as may be provided for in the senior debt securities of the series, to be due and payable immediately, by a notice in writing to Televisa (and to the trustee if given by the holders), and upon any declaration the principal or such lesser amount shall become immediately due and payable. If an event of default specified in clause (7) or (8) above occurs, all unpaid principal of and accrued interest on the outstanding senior debt securities of that series (or such lesser amount as may be provided for in the senior debt securities of the series) shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of any senior debt security of that series.

        At any time after a declaration of acceleration or automatic acceleration with respect to the senior debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding senior debt securities of the series, by written notice to Televisa and the trustee, may rescind and annul the declaration and its consequences if:

          (1)   Televisa has paid or deposited with the trustee a sum of money sufficient to pay all overdue installments of any interest on and additional amounts with respect to all senior debt securities of the series and the principal of and any premium on any senior debt securities of the series which have become due otherwise than by the declaration of acceleration and interest on the senior debt securities; and

          (2)   all events of default with respect to senior debt securities of the series, other than the non-payment of the principal of, any premium and interest on, and any additional amounts with respect to senior debt securities of the series which shall have become due solely by the acceleration, shall have been cured or waived.

        No rescission shall affect any subsequent default or impair any right consequent thereon.

Meetings of Noteholders

        A meeting of noteholders may be called by the trustee, Televisa or the holders of at least 10% in aggregate principal amount of the outstanding notes at any time and from time to time, to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other actions provided by the indenture to be made, given or taken by holders of notes. The meeting shall be held at such time and at such place in the Borough of Manhattan, The City of New York or in such other place as the trustee shall determine. Notice of every meeting of noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given not less than 21 nor more than 180 days prior to the date fixed for the meeting.

        The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a meeting; except that if any action requires holders of at least 66 2/3% in principal amount of the outstanding notes to a consent or waiver the Persons entitled to vote 66 2/3% in principal amount of the outstanding notes shall constitute a quorum. Any resolution presented to a meeting at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; except that any resolution requiring consent of the holders of at least 66 2/3% in principal amount of the outstanding notes may be adopted at a meeting by the affirmative vote of the holders of at least 66 2/3% in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture shall be binding on all the holders of the notes, whether or not such holders were present or represented at the meeting.

Modification and Waiver

        Modification and amendments of the indenture may be made by Televisa and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series affected thereby; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected thereby:

          (1)   change the stated maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any senior debt security;

          (2)   reduce the principal amount of, or the rate (or modify the calculation of the rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any senior debt security;

          (3)   change the redemption provisions of any senior debt security or adversely affect the right of repayment at the option of any holder of any senior debt security;

          (4)   change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any senior debt security is payable;

          (5)   impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the date for repayment);

          (6)   reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required in order to take certain actions;

          (7)   reduce the requirements for quorum or voting by holders of senior debt securities as provided in the indenture;

          (8)   modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of senior debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each senior debt security affected thereby; or

          (9)   modify any of the above provisions.

        The holders of not less than a majority in aggregate principal amount of the senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive compliance by Televisa with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all senior debt securities of the series, waive any past default and its consequences under the indenture with respect to the senior debt securities of the series, except a default:

  •
  in the payment of principal (or premium, if any), or any interest on or any Additional Amounts with respect to senior debt securities of the series; or

  •
  in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each senior debt security of any series.

        Under the indenture, Televisa is required to furnish the trustee annually a statement as to performance by Televisa of certain of its obligations under the indenture and as to any default in the performance. Televisa is also required to deliver to the trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

        The indenture contains provisions permitting Televisa and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provisions contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Televisa deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. Televisa and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the forms or terms of any series of senior debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Notices

        All notices regarding the notes shall be valid if that notice is given to holders of notes in writing and mailed to each holder of notes, and, for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, if published in a leading daily newspaper of general circulation in Luxembourg.

        While the notes are represented by the global note deposited with DTC, notices to holders may be given electronically by delivery to the depositary, and such notices will be deemed to be given on the date of delivery to the depositary. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

        In addition, so long as the notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF market, in accordance with the rules and regulations of the Luxembourg Stock Exchange, all notices regarding the notes shall be valid if published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be Luxemburger Wort or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If such publication is not practicable, notice will be considered to be validly given if otherwise made in accordance with the rules of the Luxembourg Stock Exchange.

        Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

        Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder of the notes, will affect the sufficiency of any notice given to another holder of the notes.

Unclaimed Amounts

        Any money deposited with the trustee or paying agent or held by Televisa, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two years after such amount becomes due and payable shall be paid to Televisa on its request or, if held by Televisa, shall be discharged from such trust. The holder of the notes will look only to Televisa for payment thereof, and all liability of the trustee, paying agent or of Televisa, as trustee, shall thereupon cease. However, the trustee or paying agent may at the expense of Televisa cause to be published once in a newspaper in each place of payment, or to be mailed to holders of notes, or both, notice that that money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to Televisa.

Certain Definitions

        The following are certain of the terms defined in the indenture.

        For purposes of the following definitions, the covenants described under "—Certain Covenants" and the indenture generally, all calculations and determinations shall be made in accordance with Mexican GAAP and shall be based upon the consolidated financial statements of Televisa and its Restricted Subsidiaries prepared in accordance with Mexican GAAP and Televisa's accounting policies.

        "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Televisa and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Mexican GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of Televisa and its Restricted Subsidiaries (excluding deposits and customer advances) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined in accordance with Mexican GAAP; provided that "Adjusted Consolidated Net Tangible Assets" shall be deemed to include transmission rights, programs and films, as determined in accordance with Mexican GAAP.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Attributable Debt" in respect of a Sale and Leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Mexican GAAP.

        "Board of Directors" means the Board of Directors of Televisa or the Executive Committee thereof, if duly authorized by the Board of Directors and under Mexican Law to act with respect to the indenture; provided, that for purposes of clause (ii) of the definition of Change of Control, the Board of Directors shall mean the entire Board of Directors then in office.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with Mexican GAAP and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

        "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of shares of Voting Stock of Televisa representing more than 35% of the total voting power of the total Voting Stock of Televisa on a fully diluted basis and (A) such ownership is greater than the amount of voting power of the total Voting Stock, on a fully diluted basis, "beneficially owned" by the Existing Stockholders and their Affiliates on such date, (B) such beneficial owner has the right under applicable law to exercise the voting power of such shares and (C) such beneficial owner has the right to elect more directors than the Existing Stockholders and their Affiliates on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors of Televisa (together with any new directors whose election by the Board of Directors or whose nomination for election by Televisa's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

        "Closing Date" means the date of the initial issuance of the notes offered hereby.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto, in each case as amended from time to time.

        "Existing Stockholders" means (i) Emilio Azcárraga Jean, (ii) a parent, brother or sister of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Televisa, acting in good faith and evidenced by a resolution delivered to the trustee.

        "Funded Indebtedness" of any Person means, as of the date as of which the amount thereof is to be determined, without duplication, all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or assets in respect of which such Person is liable and all guarantees by such Person of any Indebtedness of others for borrowed money, and all Capitalized Lease Obligations of such Person, which by the terms thereof have a final maturity, duration or payment date more than one year from the date of determination thereof (including, without limitation, any balance of such Indebtedness or obligation which was Funded Indebtedness at the time of its creation maturing within one year from such date of determination) or which has a final maturity, duration or payment date within one year from such date of determination but which by its terms may be renewed or extended at the option of such Person for more than one year from such date of determination, whether or not theretofore renewed or extended; provided, however, "Funded Indebtedness" shall not include (1) any Indebtedness of Televisa or any Subsidiary to Televisa or another Subsidiary, (2) any guarantee by Televisa or any Subsidiary of Indebtedness of Televisa or another Subsidiary; provided that such guarantee is not secured by a Lien on any Principal Property, (3) any guarantee by Televisa or any Subsidiary of the Indebtedness of any person (including, without limitation, a business trust), if the obligation of Televisa or such Subsidiary under such guaranty is limited in amount to the amount of funds held by or on behalf of such person that are available for the payment of such Indebtedness, (4) liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, and (5) liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in prices. For purposes of determining the outstanding principal amount of Funded Indebtedness at any date, the amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of the liability in respect thereof at such date determined in accordance with Mexican GAAP.

        "Indebtedness" of any Person means:

          (1)   any indebtedness of such Person (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities;

          (2)   any guarantee by such Person of any indebtedness of others described in the preceding clause (1); and

          (3)   any amendment, renewal, extension or refunding of any such indebtedness or guarantee.

        "Lien" means any mortgage, pledge, lien, security interest, or other similar encumbrance.

        "Material Subsidiary" means, at any relevant time, any Subsidiary that meets any of the following conditions:

          (1)   Televisa's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total consolidated assets of Televisa and its Subsidiaries;

          (2)   Televisa's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated assets of Televisa and its Subsidiaries;

          (3)   Televisa's and its other Subsidiaries' proportionate share of the total revenues (after intercompany eliminations) of the Subsidiary exceeds 10% of the total consolidated revenue of Televisa and its Subsidiaries; or

          (4)   Televisa's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of Televisa and its Subsidiaries;

  all as calculated by reference to the then latest fiscal year-end accounts (or consolidated fiscal year-end accounts, as the case may be) of such Subsidiary and the then latest audited consolidated fiscal year-end accounts of Televisa and its Subsidiaries.

        "Mexican GAAP" means financial reporting standards in Mexico and the accounting principles and policies of Televisa and its Restricted Subsidiaries, in each case as in effect from time to time, or any financial reporting standards authorized by the Mexican Comisión Nacional Bancaria y de Valores and applied by Televisa. All ratios and computations shall be computed in conformity with Mexican GAAP.

        "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Principal Property" means, as of any date of determination, (a) any television production and/or network facility, television programming library, and, if applicable, any cable system and satellite television services facility, including land and buildings and other improvements thereon and equipment located therein, owned by Televisa or any Restricted Subsidiary and used in the ordinary course of its business and (b) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, of Televisa or any Restricted Subsidiary, other than any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by Televisa and its Restricted Subsidiaries taken as a whole.

        "Restricted Subsidiary" means, as of any date of determination, a subsidiary which has been, or is then being, designated a Restricted Subsidiary in accordance with the "Designation of Restricted Subsidiaries" covenant, unless and until designated an Unrestricted Subsidiary in accordance with such covenant.

        "Sale and Leaseback Transactions" means any arrangement providing for the leasing to Televisa or a Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by Televisa or such Subsidiary to the lessor.

        "Subsidiary" means any corporation, association, limited liability company, partnership or other business entity of which a majority of the total voting power of the capital stock or other interests (including partnership interests) entitled (without regard to the incurrence of a contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Televisa, (ii) Televisa and one or more of its Subsidiaries or (iii) one or more Subsidiaries of Televisa.

        "Televisa" means Grupo Televisa, S.A.B., a limited liability public stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States, until a successor replaces it pursuant to the applicable provisions of the indenture and thereafter means the successor.

        "Unrestricted Subsidiary" means, as of any date of determination, any Subsidiary of Televisa that is not a Restricted Subsidiary.

        "Voting Stock" means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Restricted Subsidiary of any Person, such Restricted Subsidiary if all of the outstanding capital stock in such Restricted Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law and shares of common stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the capital stock of such Restricted Subsidiary) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries of such Person.

Discharge, Defeasance and Covenant Defeasance

        Televisa may discharge certain obligations to holders of any series of senior debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing or causing to be deposited with the trustee, in trust, funds specifically pledged as security for, and dedicated solely to, the benefit of the holders in the currency in which such senior debt securities are payable or Government Obligations, which is defined below, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

        The indenture provides that, unless the provisions of the "Defeasance and Covenant Defeasance" section thereof are made inapplicable in respect of any series of senior debt securities of or within any series pursuant to the "Amount Unlimited; Issuable in Series" section thereof, Televisa may elect, at any time, either:

  •
  to defease and be discharged from any and all obligations with respect to the senior debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the senior debt securities and other obligations to register the transfer or exchange of the senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities, to maintain an office or agency with respect to the senior debt securities and to hold moneys for payment in trust) ("defeasance"); or

  •
  to be released from its obligations with respect to the senior debt securities under the covenants described under "—Certain Covenants" and "—Merger and Consolidation" above or, if provided pursuant to the "Amount Unlimited; Issuable in Series" section of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the senior debt securities ("covenant defeasance").

        Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by Televisa with the trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such senior debt securities, of (i) an amount in U.S. dollars or in such currency in which such senior debt securities, together with all interest appertaining thereto, are then specified as payable at their stated maturity, or (ii) an amount of Government Obligations, which is defined below, applicable to such senior debt securities and the interest appertaining thereto (determined on the basis of the currency in which such senior debt securities and interest appertaining thereto are then specified as payable at their stated maturity), which through the scheduled payment of principal and interest in accordance with their terms will provide money, or a combination thereof in an amount, in any case, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the senior debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if the senior debt securities have become due and payable) or to the maturity thereof, as the case may be.

        Such a trust may only be established if, among other things,

  •
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Televisa is a party or by which it is bound, and

  •
  Televisa has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Televisa, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

        "Government Obligations" means securities which are:

  •
  direct obligations of the United States of America or the government or the governments in the confederation which issued the currency in which the senior debt securities of a particular series are payable, for the payment of which the full faith and credit of the United States or such other government or governments is pledged; or

  •
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments;

        and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any Government Obligation held by the custodian for the account of the holder of the depositary receipt; provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by the depositary receipt.

        In the event Televisa effects covenant defeasance with respect to any senior debt securities and the senior debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the "Limitation on Liens" and "Limitation on Sale and Leaseback" covenants contained in the indenture (which sections would no longer be applicable to the senior debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the senior debt securities are payable and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the senior debt securities at the time of the acceleration resulting from the event of default. However, Televisa would remain liable to make payment of the amounts due at the time of acceleration.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws other than Section 5-1401 of the New York General Obligations Law.

Submission to Jurisdiction; Agent for Service of Process

        We will submit to the jurisdiction of any federal or state court in the City of New York, Borough of Manhattan for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We expect to appoint CT Corporation System Inc., 111 Eighth Avenue, New York, New York 10011 as our authorized agent upon which service of process may be served in any such action.

Regarding the Trustee

        The trustee is permitted to engage in other transactions with Televisa and its subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default on the notes, or else resign.

        Televisa may at any time remove the trustee under the terms of the Indenture at its office or agency in the City of New York designated for the foregoing purposes and may from time to time rescind such designations.

No Personal Liability of Shareholders, Officers, Directors, or Employees

        The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Televisa in such indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of Televisa or of any successor thereof.

TAXATION

        The following is a general summary of the principal U.S. federal income and Mexican federal tax consequences of the purchase, ownership and disposition of the notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own and dispose of the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

        This summary is for general information only and is based on the tax laws of the United States (including the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and the U.S. Treasury regulations promulgated thereunder) and Mexico as in effect on the date of this prospectus supplement, as well as judicial decisions and administrative rulings of the United States and rules and regulations of Mexico available on or before that date and now in effect. All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the notes, including the particular tax consequences to them in light of their particular investment circumstances.

United States/Mexico Tax Treaty

        A convention for the Avoidance of Double Taxation and protocols to that convention (collectively referred to herein as the "U.S.-Mexico treaty") are in effect. However, as discussed below under "—Federal Mexican Taxation," as of the date of this prospectus supplement, the U.S.-Mexico treaty is not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus supplement. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

        Mexico has also entered into, and is negotiating several other, tax treaties with various countries that also, as of the date of this prospectus supplement, are not generally expected to have any material effect on the Mexican income tax consequences described in this prospectus supplement.

United States Federal Income Taxation

        This summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is limited to beneficial owners of the notes that:

  •
  acquire the notes in this offering at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers);

  •
  except as specifically discussed below, are U.S. holders (as defined below); and

  •
  will hold the notes as capital assets.

        As used in this prospectus supplement, a "U.S. holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

  •
  an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

  •
  a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more "United States persons" (as defined in the Internal Revenue Code) has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person".

        This summary does not discuss considerations or consequences relevant to beneficial owners of the notes that are subject to special provisions of U.S. federal income tax law, such as:

  •
  entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

  •
  pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

  •
  certain U.S. expatriates;

  •
  persons that are subject to the alternative minimum tax;

  •
  financial institutions, insurance companies, and dealers or traders in securities or currencies;

  •
  U.S. holders having a "functional currency" other than the U.S. Dollar; and

  •
  persons that will hold the notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

        If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding the notes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

        In addition, this summary does not address the tax consequences to U.S. holders that purchase the notes other than in this offering or at a price other than the issue price of the notes. Finally, this summary does not address the effect of any U.S. federal tax laws other than the U.S. federal income tax laws (e.g., U.S. federal estate or gift tax laws) or any U.S. state or local tax laws on a beneficial owner of the notes. This discussion assumes that each beneficial owner of the notes will comply with the certification procedures described in "Description of the Notes—Certain Covenants—Additional Amounts" as may be necessary to obtain a reduced rate of withholding tax under Mexican law. Each beneficial owner of the notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.

        U.S. holders that use an accrual method of accounting for U.S. federal income tax purposes are generally required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below, although it is not clear to what types of income this rule applies. U.S. holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation.

        Interest and Additional Amounts.    Interest on the notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the notes (as described in "Description of the Notes—Certain Covenants—Additional Amounts") will be included in a U.S. holder's gross income as ordinary interest income at the time they are paid or accrued in accordance with the U.S. holder's usual method of accounting for U.S. federal income tax purposes. The amount of interest income included in a U.S. holder's gross income will include the amount of all Mexican taxes that we withhold (as described below under "—Federal Mexican Taxation") from these payments made on the notes. Thus, a U.S. holder will have to include in gross income an amount of interest income that is greater than the amount of cash it receives from these payments on its note. For purposes of the following discussion, references to interest include Additional Amounts.

        A U.S. holder may, subject to certain limitations, be eligible to claim any Mexican income taxes withheld from interest payments as a credit for purposes of computing its U.S. federal income tax liability, even though we will remit these Mexican withholding tax payments. Interest and Additional Amounts paid on the notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute "passive category income" or, in the case of certain U.S. holders, "general category income", for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits are complex and their application depends upon a U.S. holder's particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the notes. U.S. holders should consult with their own tax advisors with regard to the availability of a credit in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations. As an alternative to claiming the foreign tax credit, a U.S. holder may elect to deduct foreign taxes. If a U.S. holder so elects, the election will apply to all of that U.S. holder's foreign taxes for that tax year. U.S. holders should consult their own tax advisors with regard to the election to deduct foreign taxes.

        Dispositions of the Notes.    Unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above under "United States Federal Income Taxation—Interest and Additional Amounts) and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note generally will be its cost for the note.

        Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. In the event that a U.S. holder's gain from the disposition of a note is subject to withholding of Mexican income tax (see—"Federal Mexican Taxation—Dispositions"), the amount realized by the U.S. holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of the Mexican income tax. If the U.S. holder is eligible for the benefits of the U.S.-Mexico treaty, the U.S. holder may be able to elect to treat such gain as from Mexican sources for foreign tax credit purposes. Consequently, subject to a number of complex limitations and conditions (including a minimum holding period requirement), the U.S. holder may be able to benefit from the foreign tax credit for that Mexican income tax. Otherwise, capital gain or loss recognized by the U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes, and a U.S. holder whose gain from the disposition of a note is subject to withholding of Mexican income tax may not be able to benefit from the foreign tax credit for that Mexican income tax (i.e., because the gain from the disposition would be U.S. source), unless the U.S. holder can apply the credit against U.S. federal income tax payable on other income from non-U.S. sources. Alternatively, the U.S. holder may elect to take a deduction for the Mexican income tax, provided that the U.S. holder elects to deduct all foreign taxes paid or accrued for the taxable year. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the notes.

        Net Investment Income Tax.    A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. holder's "net investment income" (in the case of an individual) or undistributed "net investment income" (in the case of an estate or trust) for a taxable year and (ii) the excess of the U.S. holder's modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, "net investment income" will generally include interest paid with respect to a note and net gain attributable to the disposition of a note (in each case, unless such note is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

        Backup Withholding and Certain Reporting Requirements.    In general, "backup withholding" will apply to payments of interest made on a note and to the proceeds of a disposition (including a retirement or redemption) of a note within the United States that are paid to a U.S. holder (other than a corporation or other exempt recipient that demonstrates its exempt status when so requested), if that U.S. holder fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a U.S. holder's U.S. federal income tax liability or refunded to such U.S. holder (to the extent in excess of such U.S. holder's U.S. federal income tax liability), provided that the required information is timely furnished to the U.S. Internal Revenue Service.

        Individual U.S. holders (and to the extent specified in applicable U.S. Treasury regulations, certain individual non-U.S. holders and certain U.S. holders that are entities) that hold "specified foreign financial assets," whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable U.S. Treasury regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets (as defined in Section 6038D of the Internal Revenue Code) would include, among other things, the notes, unless the notes are held in an account maintained with a U.S. "financial institution" (as defined in Section 6038D of the Internal Revenue Code). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event that an individual U.S. holder (and to the extent specified in applicable U.S. Treasury regulations, an individual non-U.S. holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. holders (including U.S. entities) and non-U.S. holders should consult their own tax advisors regarding their reporting obligations with respect to specified foreign financial assets.

        Non-U.S. Holders.    For purposes of the following discussion a "non-U.S. holder" means a beneficial owner of the notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership (or entity or arrangement classified as a partnership for such purposes). A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

  •
  interest and Additional Amounts received in respect of the notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

  •
  gain realized on the sale, exchange, redemption or retirement of the notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Non-U.S. holders should consult their own tax advisors regarding their U.S. federal income, branch profits and withholding tax consequences if they are subject to any of the exceptions noted above.

        A non-U.S. holder may be required to certify its non-U.S. status to avoid backup withholding on payments of interest made on a note and on proceeds of a disposition (including a retirement or redemption) of a note.

Federal Mexican Taxation

        The below discussion does not address all Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors or any tax consequences under the tax laws of any state or municipality of Mexico.

        The following is a general summary of the principal consequences, under the Mexican Income Tax Law, Federal Tax Code (Código Fiscal de la Federación) and rules as currently in effect (collectively, the "Mexican Income Tax Laws"), all of which are subject to change or interpretation, and under the U.S.-Mexico treaty, of the purchase, ownership and disposition of the notes by a foreign holder that acquires the notes in this offering at the price at which the notes are sold in this offering. The current tax regime could be modified in Mexico during the term of the notes. We assume no obligation to inform about modifications in the Mexican Income Tax Laws applicable throughout the term of the notes.

        As used in this prospectus supplement, a "foreign holder" means a beneficial owner of the notes that:

  •
  is not a resident of Mexico for tax purposes;

  •
  does not hold the notes or a beneficial interest in the notes through a permanent establishment in Mexico; and

  •
  is not (a) a holder of more than 10% of our voting stock, directly or indirectly, jointly with persons related to us or individually, or (b) a corporation or other entity, more than 20% of whose stock is owned, directly or indirectly, jointly by persons related to us or individually (each a "Related Party"), that in the case of either (a) or (b), is the beneficial owner, directly or indirectly, jointly with persons related to us or individually, of more than 5% of the aggregate amount of any interest payment on the notes.

        For these purposes, persons will be related if:

  •
  one person holds an interest in the business of the other person;

  •
  both persons have common interests; or

  •
  a third party has an interest in the business or assets of both persons.

        According to the Mexican Income Tax Laws:

  •
  an individual is a Mexican tax resident if the individual has established his permanent home in Mexico. When an individual, in addition to his permanent home in Mexico, has a permanent home in another country, the individual will be a Mexican tax resident if his center of vital interests is located in Mexico. This will be deemed to occur if, among other circumstances, either (i) more than 50% of the total income obtained by the individual in the calendar year is Mexican source or (ii) when the individual's center of professional activities is located in Mexico. State officials or state workers will be considered resident in Mexico even if their center of vital interest is located abroad. Mexican nationals who filed a change of tax residence to a country or jurisdiction that does not have a comprehensive exchange of information agreement with Mexico in which her/his income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law, will be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following three years. Unless otherwise proven, a Mexican national is considered a Mexican tax resident;

  •
  a legal entity is considered a Mexican tax resident if it maintains the main administration of its head office, business or the effective location of its management in Mexico. Under the Mexican Income Tax Laws and regulations thereunder, the main administration of a business or the effective location of management is deemed to exist in Mexico if the individual or individuals having the authority to decide or execute the decisions of control, management, operation or administration are in Mexico;

  •
  a foreign person with a permanent establishment in Mexico will be required to pay taxes in Mexico in accordance with the Mexican Income Tax Law for all income attributable to such permanent establishment; and

  •
  a foreign person without a permanent establishment in Mexico will be required to pay taxes in Mexico in respect of revenues proceeding from sources of wealth located in national territory.

        Each foreign holder should consult a tax advisor as to the particular Mexican or other tax consequences to that foreign holder of purchasing, owning and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws.

        Interest.    Payments of interest on the notes (including payments of principal in excess of the issue price of the notes and original issue discount, which under the Mexican Income Tax Law are deemed to be interest) made by us to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if all of the following requirements are met:

  •
  the notes, as expected, are placed outside of Mexico through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation and such treaty is in effect;

  •
  regarding the notes, as expected, the notice referred to in the second paragraph of Article 7 of the Securities Market Law and Articles 24Bis and 24Bis 1 of the General Regulations Applicable to Issuers and Other Market Participants is filed with the National Banking and Securities Commission, and a copy of that notice is provided to the Mexican Ministry of Finance and Public Credit;

  •
  we timely file with the Mexican Ministry of Finance and Public Credit 15 days after placement of the notes according to this prospectus supplement, certain information relating to the issuance of the notes and this prospectus supplement; and

  •
  we timely file with the Mexican Ministry of Finance and Public Credit, on a quarterly basis, information representing (a) the amount and the payment date of interest, and (b) that no Related Party jointly or individually, directly or indirectly, is the beneficial owner of more than 5% of the aggregate amount of each interest payment, and we maintain records that evidence compliance with this requirement.

        We expect that all of the foregoing requirements will be met and, accordingly, we expect to withhold Mexican income tax from interest payments on the notes made to foreign holders at the 4.9% rate in accordance with the Mexican Income Tax Law. In the event that any of the foregoing requirements are not met, under the Mexican Income Tax Law, payments of interest on the notes made by us to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher, if certain other requirements are not complied with.

        As of the date of this prospectus supplement, neither the U.S.-Mexico treaty nor any other tax treaty entered into by Mexico is expected generally to have any material effect on the Mexican income tax consequences described in this prospectus supplement, because, as discussed above, it is expected that the 4.9% rate will apply in the future and, therefore, that we will be entitled to withhold taxes in connection with interest payments under the notes at the 4.9% rate.

        Other foreign holders should consult their tax advisors regarding whether they reside in a country that has entered into a treaty for the avoidance of double taxation with Mexico and, if so, the conditions and requirements for obtaining benefits under that treaty. The Mexican Income Tax Law provides that in order for a foreign holder to be entitled to the benefits under a treaty entered into by Mexico, it is necessary for the foreign holder to meet the procedural requirements established in the Mexican Income Tax Law.

        Holders or beneficial owners of the notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under "Description of the Notes—Certain Covenants—Additional Amounts".

        Under the Mexican Income Tax Law, payments of interest made by us with respect to the notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that the fund:

  •
  is the beneficial owner of each interest payment;

  •
  is duly organized under the laws of its country of origin;

  •
  such fund provides information in accordance with rules issued by SAT for these purposes; and

  •
  is exempt from income tax in that country in respect of such interest payment.

        We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the above-mentioned Mexican withholding taxes to foreign holders of the notes. See "Description of the Notes—Certain Covenants—Additional Amounts".

        Principal.    Under the Mexican Income Tax Law, a foreign holder will not be subject to any Mexican withholding or similar taxes on payments of principal on the notes made by us (except for payments of principal in excess of the issue price of the notes, which under the Mexican Income Tax Law are deemed to be interest subject to the Mexican withholding taxes described above).

        Make-Whole Amount.    Under the Mexican Income Tax Laws and regulations thereunder, the payment of the Make-Whole Amount as a result of the Optional Redemption of the notes, as provided in "Description of the Notes—Optional Redemption—Optional Redemption with Make-Whole Amount", will be subject to the Mexican federal income taxes pursuant to the rules described above with respect to interest payments.

        Dispositions.    Under the Mexican Income Tax Law, gains resulting from the sale of the notes by a foreign holder to a Mexican resident or permanent establishment of a foreign holder, or by the sale of a permanent establishment of a foreign holder, will be treated as interest and therefore will be subject to the Mexican withholding tax rules described above. Gains resulting from the sale or other disposition of the notes by a foreign holder to another foreign holder are not taxable in Mexico.

        Acquisitions.    Under the Mexican Income Tax Law, any discount received by a non-Mexican resident upon purchase of the notes, if acquired from a Mexican resident or a non-Mexican resident with a permanent establishment in Mexico, will be treated as deemed interest income arising from a Mexican source of wealth and, therefore, subject to taxes in Mexico. Such interest income is calculated as the difference between the face value (plus accrued interest not yet subject to withholding) and the purchase price of such notes. The Mexican seller must assess, pay, and collect the tax on behalf of the non-resident purchaser. In such case, the applicable income tax rate would be 10%.

        Other Taxes.    A foreign holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the notes, nor will it be liable for Mexican stamp, registration or similar taxes. Gratuitous transfers of the notes in certain circumstances may result in the imposition of a Mexican federal tax upon the recipient.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, have severally and not jointly agreed to purchase, and we have agreed to sell them, severally the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
BBVA Securities Inc.	U.S.$
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Total	U.S.$

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

        The underwriters initially propose to offer the notes at the price to public set forth on the cover page of this prospectus supplement. The underwriters may also offer the notes to securities dealers at that price less a customary selling concession. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriting fees that we will pay to the underwriters in connection with this offering is        % of the aggregate principal amount of the notes which equals U.S.$            .

        Expenses associated with this offering to be paid by us, other than underwriting fees, are estimated to be approximately U.S.$             million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

        The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market of the Luxembourg Stock Exchange. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. In an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Alternative Settlement Cycle

        We expect that delivery of the notes will be made against payment therefore on or about                    , 2019, which will be the                 business day following the trade date for the issuance of the notes (such settlement being herein referred to as "T+      "). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date of delivery hereunder will be required, by virtue of the fact that the notes initially will settle in T+      business days, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.

Stabilization and Short Positions

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area, each underwriter represents and agrees that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this offering circular to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive-means Directive 2003/71/EC (and amendments thereto, to the extent implemented in the relevant Member State), and includes any relevant implementing measure in the relevant Member State.

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

  United Kingdom

        Each underwriter has represented and agreed that:

  a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

  Singapore

        Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

        Singapore Securities and Futures Act Product Classification:    Solely for the purposes of its obligations pursuant to sections 309B (1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

  Mexico

        The notes have not been and will not be listed on any Mexican stock exchange or registered with the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and, therefore, the notes may not be offered or sold publicly or otherwise be the subject of brokerage activities in Mexico, except that the notes may be offered and sold, on a private placement basis, to investors in Mexico that qualify as institutional or accredited investors, pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law and regulations thereunder.

  Chile

        Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or "SVS"), the Notes may be privately offered in Chile to certain "qualified investors" identified as such by Rule No. 336 (which in turn are further described in Rule No. 216, dated June 12, 2008, of the SVS).

        Rule No. 336 requires the following information to be provided to prospective investors in Chile:

          1.     The date of commencement of the offer is May 21, 2019. The offer of the Notes is subject to Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS;

          2.     The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS, due to the Notes not being subject to the oversight of the SVS;

          3.     Since the Notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the Notes in Chile; and

          4.     The Notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

  Información a los Inversionistas Chilenos

        De conformidad con la ley N° 18.045, de mercado de valores y la Norma de Carácter General N° 336 (la "NCG 336"), de 27 de junio de 2012, de la Superintendencia de Valores y Seguros de Chile (la "SVS"), los bonos pueden ser ofrecidos privadamente a ciertos "inversionistas calificados," a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008, de la SVS.

        La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

          1.     La oferta de los bonos comienza el 21 de mayo de 2019, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS;

          2.     La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia;

          3.     Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos; y

          4.     Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

  Canada

        The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Switzerland

        The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

        By accepting this prospectus supplement and prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

  Taiwan

        The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Other Matters

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LISTING AND GENERAL INFORMATION

Clearing System

        The notes have been accepted for clearance through the DTC. The CUSIP number of the notes is             and the ISIN is                         .

Listing

        We intend to apply to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF market of the Luxembourg Stock Exchange. Copies of the estatutos sociales of the Company in English, the indenture, as may be amended or supplemented from time to time, and any published annual audited consolidated financial statements and quarterly consolidated financial information of the Company will be available at the principal office of the Company, at the offices of the trustee, at no cost, and at the addresses of the paying agents set forth on the inside back cover of this prospectus supplement. The Company does not make publicly available annual or quarterly non-consolidated financial statements. The Company will maintain a paying and transfer agent in Luxembourg for so long as any notes are listed on the Luxembourg Stock Exchange.

Authorization

        We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. The issuance of the notes was authorized by resolutions of the Board of Directors of the Company passed on April 29, 2019.

Share Information

        The number of authorized and issued shares of each of our classes of capital stock as of March 31, 2019 was 122,179,385,500 A Shares, 58,019,647,162 B Shares, 88,554,119,570 L Shares and 88,554,119,570 D Shares, all of which have been fully paid and have no par value.

No Material Adverse Change

        Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, there has been no material adverse change in the financial position or prospects of the Company and its subsidiaries taken as a whole since December 31, 2018.

Litigation

        Except as disclosed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, we are not involved in any legal or arbitration proceedings (including any such proceedings which are pending or threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this prospectus supplement a material adverse effect on the financial position of the Company and its subsidiaries taken as a whole.

VALIDITY OF NOTES

        Some legal matters relating to the validity of the notes will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Televisa's Mexican and U.S. counsel, respectively, and by Ritch, Mueller, Heather y Nicolau, S.C., Mexico City, Mexico and Paul Hastings LLP, New York, New York, Mexican and U.S. counsel, respectively, to the underwriters. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

        Ricardo Maldonado Yáñez, Secretary of the Board of Directors of Televisa and Secretary of the Executive Committee of the Board of Directors of Televisa, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

        The consolidated financial statements of Grupo Televisa, S.A.B. as of December 31, 2018 and for the year ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2017 and for the two years then ended, incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2018, have been so incorporated in reliance of the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Grupo Televisa, S.A.B.

Senior Debt Securities

        By this prospectus, we may from time to time offer senior debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and any specific manner in which they may be offered, will be described in supplements to this prospectus.

        You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus, before you invest.

        You should carefully review "Risk Factors" beginning on page 6 of this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE CNBV. THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO, EXCEPT THAT THE NOTES MAY BE SOLD TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE LEY DEL MERCADO DE VALORES, OR MEXICAN SECURITIES MARKET LAW. IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

The date of this prospectus is May 9, 2019.

About This Prospectus	1
Where You Can Find More Information	1
Incorporation by Reference	1
Enforceability of Civil Liabilities	2
Cautionary Statement Regarding Forward-Looking Statements	3
Grupo Televisa, S.A.B.	5
Risk Factors	6
Use of Proceeds	10
Description of the Senior Debt Securities	11
Plan of Distribution	14
Validity of Notes	16
Experts	16

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell senior debt securities in one or more offerings.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered, including the specific amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings "Where You Can Find More Information" and "Incorporation by Reference".

        In this prospectus, "we", "us", "our" or "Company" refer to Grupo Televisa, S.A.B. and, where the context requires, its consolidated entities. "Group" refers to Grupo Televisa, S.A.B. and its consolidated entities. Unless otherwise specified, references to "Ps." or "Pesos" in this prospectus are to Mexican Pesos, the legal currency of Mexico; and references to "Dollars," "U.S. Dollars," "$," or "U.S.$" are to United States dollars, the legal currency of the United States.

        This prospectus contains translations of certain Peso amounts into U.S. Dollars at specified rates solely for the convenience of the reader. The exchange rate translations contained in this prospectus should not be construed as representations that the Peso amounts actually represent the U.S. Dollar amounts presented or that they could be converted into U.S. Dollars at the rate indicated, or at all. Unless otherwise indicated, the exchange rate used in translating Pesos into U.S. Dollars in calculating the convenience translations included herein is determined by reference to the interbank free market exchange rate, or the Interbank Rate, as reported by Banco Nacional de México, S.A., or Banamex, as of March 31, 2019, which was Ps.19.4250 per U.S. Dollar.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us by contacting us at the address and telephone number set forth below under "Incorporation by Reference".

        We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. Any materials we file or furnish electronically will be available to the public over the Internet at the SEC's website at www.sec.gov. We maintain a website at http://www.televisair.com/en and make all of our annual, quarterly and current reports and other publicly filed information available, free of charge, on or through our website. The information contained on our website is not incorporated by reference herein.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and, where applicable, supersede this information. Information set forth in this prospectus or any prospectus supplement updates and, where applicable, supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2018, as filed with the SEC on April 30, 2019, which we refer to in this prospectus as the "2018 Form 20-F";

  •
  our Form 6-K that we furnished to the SEC on May 6, 2019, which contains our unaudited condensed consolidated financial statements as of March 31, 2019 and for the three month periods ended March 31, 2019 and 2018, and a related discussion of our financial results;

  •
  any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus that are identified in such reports as being incorporated by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:

Investor Relations
Grupo Televisa, S.A.B.
Avenida Vasco de Quiroga, No. 2000
Colonia Santa Fe, 01210
México City, México
(52)(55) 5261-2000

        You should rely only on the information included or incorporated by reference in this prospectus and in the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate as of any date other than that on the front cover of the applicable document.

ENFORCEABILITY OF CIVIL LIABILITIES

        Substantially all of our directors, executive officers and controlling persons reside outside of the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Risk Factors—Risk Factors Related to the Senior Debt Securities—It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons".

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. In addition, we may from time to time make forward-looking statements in reports to the SEC on Form 6-K, in annual reports to stockholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Words such as "believe", "anticipate", "plan", "expect", "intend", "seek", "potential", "target", "estimate", "project", "predict", "forecast", "guideline", "may", "should", "could", "will" and similar words and expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Examples of these forward-looking statements include, but are not limited to:

  •
  estimates and projections of financial results, cash flows, capital expenditures, dividends, capital structure, financial position or other financial items or ratios;

  •
  statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation and rates;

  •
  statements concerning our current and future plans regarding our online and wireless content division, Televisa Digital;

  •
  statements concerning our current and future plans regarding our investment in Grupo de Telecomunicaciones de Alta Capacidad, S.A.P.I. de C.V., or GTAC;

  •
  statements concerning our current and future plans regarding our gaming business;

  •
  statements concerning our future plans, including capital expenditures, regarding the pay-TV, broadband and/or telephony services provided by our subsidiaries;

  •
  statements concerning our transactions with Univision and our current and future plans regarding our investment in common stock and the warrants exercisable for common stock of UHI, the parent company of Univision;

  •
  statements concerning our current and future plans regarding our investment in Tenedora Ares, S.A.P.I. de C.V., or Ares;

  •
  statements concerning our current and future plans, including capital expenditures, regarding our investment in Innova and our transactions and relationship with DIRECTV;

  •
  statements concerning our transactions with NBC Universal's Telemundo Communications Group, or Telemundo;

  •
  statements about our future economic performance or statements concerning general economic, political or social conditions in Mexico or other countries in which we operate or have investments; and

  •
  statements or assumptions underlying these statements.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. We caution you that a number of important factors, including those discussed under "Risk Factors" in this prospectus and any prospectus supplement and in "Item 3—Key Information—Risk Factors" in the 2018 Form 20-F, which is incorporated herein by reference, or similar sections in our future filings or furnishings, could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include:

  •
  economic and political developments and conditions and government policies in Mexico or elsewhere;

  •
  uncertainty in global financial markets;

  •
  currency fluctuations or the depreciation of the Peso;

  •
  changes in inflation rates;

  •
  changes in interest rates;

  •
  the impact of existing laws and regulations, changes thereto or the imposition of new laws and regulations affecting our businesses, activities and investments;

  •
  the risk that our concessions may not be renewed;

  •
  the risk of loss of transmission or loss of the use of satellite transponders or incidents affecting our network and information systems or other technologies;

  •
  changes in customer demand; and

  •
  effects of competition.

        We caution you that the foregoing list of factors is not exhaustive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors and you are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information, future developments or other factors.

 GRUPO TELEVISA, S.A.B.

        We are a leading media company in the Spanish-speaking world, an important cable operator, an operator of a leading direct-to-home satellite pay television system and a broadband provider in Mexico.

        We distribute the content we produce through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv-brands, television networks, cable operators and over-the-top or "OTT" services.

        In the United States, our audiovisual content is distributed through Univision Communications Inc. ("Univision"), the leading media company serving the Hispanic market. Univision broadcasts our audiovisual content through multiple platforms in exchange for a royalty payment. In addition, we have equity and warrants which upon their exercise would represent approximately 36% on a fully-diluted, as-converted basis of the equity capital in Univision Holdings Inc., the controlling company of Univision.

        Our cable business offers integrated services, including video, high-speed data and voice services to residential and commercial customers as well as managed services to domestic and international carriers.

        We own a majority interest in Sky, a leading direct-to-home satellite pay television system and broadband provider in Mexico, operating also in the Dominican Republic and Central America.

        We also have interests in magazine publishing and distribution, radio production and broadcasting, professional sports and live entertainment, feature-film production and distribution, and gaming.

        Grupo Televisa, S.A.B. is a sociedad anónima bursátil, or limited liability stock corporation, which was organized under the laws of Mexico in accordance with the Ley General de Sociedades Mercantiles, or Mexican Companies Law. Grupo Televisa was incorporated under Public Deed Number 30,200, dated December 19, 1990, granted before Notary Public Number 73 of Mexico City, and registered with the Public Registry of Commerce in Mexico City on Commercial Page (folio mercantil) Number 142,164. Pursuant to the terms of our estatutos sociales, or bylaws, our corporate existence continues through 2106. Our principal executive offices are located in Mexico City at Avenida Vasco de Quiroga, No. 2000, Colonia Santa Fe, 01210 Ciudad de México, México. Our telephone number at that address is (52) (55) 5261-2000.

 RISK FACTORS

        An investment in our debt securities involves risk. We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated by reference in this prospectus, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risk Factors Related to the Senior Debt Securities

         We Have Substantial Indebtedness and May Incur Substantial Additional Indebtedness; Some or All of Our Existing Indebtedness May Mature Prior to the Maturity of the Senior Debt Securities Offered Hereby

        We now have and will continue to have after the issuance of the senior debt securities offered hereby a substantial amount of indebtedness outstanding. At March 31, 2019, we and our subsidiaries had Ps.133,325.0 million (equivalent to U.S.$6,863.6 million) of indebtedness on a consolidated basis and before unamortized finance costs of Ps.1,128.1 million as of that date. In addition, the indenture governing the senior debt securities (the "indenture") does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, and we may incur indebtedness in connection with our business, including borrowings to fund investments and acquisitions. Such additional borrowings could materially adversely affect our financial position and results of operations. To the extent our restricted or unrestricted subsidiaries borrow money, whether on a secured or an unsecured basis, that indebtedness will effectively rank senior to the senior debt securities offered hereby, which will not be guaranteed by our subsidiaries. The degree to which we are leveraged may impair our ability to internally fund or obtain financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and may limit our flexibility in planning for or reacting to changes in market conditions and industry trends. As a result, we may be more vulnerable in the event of a substantial downturn in general economic conditions in Mexico or other markets in which we participate.

        The indenture permits us to designate existing or new subsidiaries as unrestricted subsidiaries and does not restrict our ability or the ability of our unrestricted subsidiaries to pledge shares of capital stock or assets of our unrestricted subsidiaries. In addition, our ability and our restricted subsidiaries' ability to pledge assets is subject only to the limited restrictions contained in the indenture, and we and our restricted subsidiaries can incur senior secured indebtedness subject only to those limited restrictions. To the extent we pledge shares of capital stock or other assets to secure indebtedness, the indebtedness so secured will effectively rank senior to the senior debt securities offered hereby to the extent of the value of the shares or other assets pledged. The indenture also does not restrict the ability of our unrestricted subsidiaries to pledge shares of capital stock or other assets that they own to secure indebtedness. See "Description of the Senior Debt Securities".

        The indenture does not restrict the ability of the Company to lend its funds to, or otherwise invest in, its subsidiaries, including its unrestricted subsidiaries. If the Company were to lend funds to, or otherwise invest in, its subsidiaries, creditors of such subsidiaries could have a claim on their assets that would be senior to the claims of the Company. See "—We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities".

        Some or all of our outstanding indebtedness may mature prior to the maturity date of the senior debt securities offered hereby. If we cannot generate sufficient cash flow from operations to meet our obligations (including payments on the senior debt securities offered hereby at their maturity), then our indebtedness (including the senior debt securities offered hereby) may have to be refinanced. Any such refinancing may not be effected successfully or on terms that are acceptable to us. In the absence of such refinancings, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness, including interest and principal payments due on the senior debt securities offered hereby, under circumstances that might not be favorable to realizing the best price for such assets. Further, any assets may not be sold quickly enough, or for amounts sufficient, to enable us to make any such payments. If we are unable to sell sufficient assets to repay this debt we could be forced to issue equity securities to make up any shortfall. Any such equity issuance would be subject to the approval of Emilio Azcárraga Jean who has the voting power to prevent us from raising money in equity offerings. In addition, the terms of our bank loans require us to maintain compliance with certain financial covenants. See "Item 5—Operating and Financial Review and Prospects—Results of Operations—Liquidity, Foreign Exchange and Capital Resources—Indebtedness" included in the 2018 Form 20-F or similar sections in our future filings. If we cannot maintain such compliance, this indebtedness could be accelerated.

         We Are a Holding Company With Our Assets Held Primarily by Our Subsidiaries; Creditors of Those Companies Have a Claim on Their Assets That Is Effectively Senior to That of Holders of the Senior Debt Securities

        We are a holding company with no significant operating assets other than through our ownership of shares of our subsidiaries. We receive substantially all of our operating income from our subsidiaries. The Company is the only company obligated to make payments under the senior debt securities offered hereby. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any amounts due under the senior debt securities offered hereby or to make any funds available for any of those payments. The senior debt securities offered hereby will be senior unsecured obligations of the Company ranking pari passu with other unsubordinated and unsecured obligations of the Company. Claims of creditors of our subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the senior debt securities offered hereby with respect to the assets of our subsidiaries. In addition, our ability to meet our financial obligations, including obligations under the senior debt securities offered hereby, will depend in significant part on our receipt of cash dividends, advances and other payments from our subsidiaries. In general, Mexican corporations may pay dividends only out of net income, which is approved by stockholders. The stockholders must then also approve the actual dividend payment after we establish mandatory legal reserves (5% of net income annually up to at least an amount equal to 20% of the paid-in capital) and satisfy losses for prior fiscal years. The ability of our subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments to which we, or any of our subsidiaries, are parties. In addition, third parties own substantial interests in certain of our other businesses such as Empresas Cablevisión, S.A.B. de C.V. and Innova. Accordingly, we must share with minority stockholders any dividends paid by these businesses.

        Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets and cash flows of those subsidiaries over any claims we and the holders of the senior debt securities offered hereby may have. For a description of our outstanding debt, see "Item 5—Operating and Financial Review and Prospects—Results of Operations—Liquidity, Foreign Exchange and Capital Resources—Indebtedness" included in the 2018 Form 20-F or similar sections in our future filings.

        In addition, creditors of the Company, including holders of the senior debt securities offered hereby, will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to our other creditors or are not owned by us. As of the date of this prospectus, minority interests in several of our subsidiaries are held by third parties. See "Item 5—Operating and Financial Review and Prospects—Results of Operations—Liquidity, Foreign Exchange and Capital Resources—Indebtedness" and "—Net Income Attributable to Non-controlling Interests" included in the 2018 Form 20-F. At March 31, 2019, our subsidiaries had Ps.62,159.8 million (equivalent to U.S.$3,200.0 million) of liabilities (excluding liabilities to us and excluding guarantees by subsidiaries of our indebtedness), U.S.$874.7 million of which was U.S. Dollar-denominated. These liabilities include Ps.17,540.2 million (equivalent to U.S.$903.0 million) of indebtedness, U.S.$270.4 million of which was U.S. Dollar-denominated indebtedness (equivalent to Ps.5,252.7 million). All of these liabilities would effectively have ranked senior to the senior debt securities offered hereby. The indenture does not limit the amount of indebtedness which can be incurred by us or by our restricted or unrestricted subsidiaries.

         Judgments of Mexican Courts Enforcing Our Obligations in Respect of the Senior Debt Securities Would Be Paid Only in Pesos

        Under the Ley Monetaria, or the Mexican Monetary Law, in the event that any proceedings are brought in Mexico seeking performance of our obligations under the senior debt securities offered hereby, pursuant to a judgment or on the basis of an original action, we may discharge our obligations denominated in any currency other than Pesos by paying Pesos converted at the rate of exchange prevailing on the date payment is made. This rate is currently determined by the Mexican Central Bank every business day in Mexico and published the next business day in the Diario Oficial de la Federación, or the Official Gazette of the Federation, for application the following business day. As a result, if any senior debt securities offered hereby are denominated in a currency other than Pesos but are paid by us in Pesos to holders thereof, the amount received may not be sufficient to cover the amount of U.S. Dollars (or other currency, as applicable) that the holder of the senior debt security would have received under the terms of the senior debt securities. In addition, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

        In addition, in the case of our bankruptcy or concurso mercantil, or judicial reorganization, our foreign currency-denominated liabilities, including our liabilities under any senior debt securities offered hereby denominated in a currency other than Pesos, will be converted into Pesos at the rate of exchange applicable on the date on which the declaration of bankruptcy or judicial reorganization is effective, and the resulting amount, in turn, will be converted to UDIs (a unit that is adjusted to the inflation rate officially recognized by Banco de México), or inflation-indexed units. Our foreign currency-denominated liabilities, including our liabilities under any senior debt securities denominated in a currency other than Pesos, will not be adjusted to take into account any depreciation of the Peso as compared to the U.S. Dollar (or other currency, as applicable) occurring after the declaration of bankruptcy or judicial reorganization. Also, all obligations under the senior debt securities will cease to accrue interest from the date of the bankruptcy or judicial reorganization declaration, will be satisfied only at the time those of our other creditors are satisfied and will be subject to the outcome of, and amounts recognized as due in respect of, the relevant bankruptcy or judicial reorganization proceeding.

         We May Not Have Sufficient Funds to Meet Our Obligation Under the Indenture to Repurchase the Senior Debt Securities Upon a Change of Control

        Upon the occurrence of a change of control, we will be required to offer to repurchase each holder's senior debt securities at a price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. The terms of some or all of our other indebtedness, including additional indebtedness we may incur in the future, may contain similar requirements. We may not have the financial resources necessary to meet our obligations in respect of our indebtedness, including the required repurchase of senior debt securities offered hereby, following a change of control. We also may be restricted under the terms of other indebtedness from making such repurchase. If an offer to repurchase the senior debt securities offered hereby is required to be made and we do not have available sufficient funds to repurchase the senior debt securities, an event of default would occur under the indenture. The occurrence of an event of default will result in acceleration of the maturity of the senior debt securities offered hereby and other indebtedness. See "Description of the Senior Debt Securities".

         It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

        We are a publicly traded corporation (sociedad anónima bursátil) organized under the laws of Mexico. Substantially all of our directors, executive officers and controlling persons reside outside the United States, all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States, and some of the parties named in this prospectus also reside outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. In the past, Mexican courts have enforced judgments rendered in the U.S. by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the U.S. judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden público) have been complied with, without reviewing the merits of the subject matter of the case. See "Enforceability of Civil Liabilities".

         There May Not Be a Liquid Trading Market for the Senior Debt Securities, Which Could Limit Your Ability to Sell Your Senior Debt Securities in the Future

        The senior debt securities offered hereby will constitute one or more new issues of securities for which, prior to an offering of the applicable series of senior debt securities, there has been no public market, and the senior debt securities may not be widely distributed. Accordingly, an active trading market for any series of the senior debt securities may not develop. If a market for any series of the senior debt securities offered hereby does develop, the price of such senior debt securities may fluctuate and liquidity may be limited. If a market for any series of the senior debt securities offered hereby does not develop, purchasers may not be able to resell such senior debt securities for an extended period of time, if at all.

         Changes in our Credit Ratings May Adversely Affect Your Investment in the Senior Debt Securities.

        We currently expect that, prior to issuance, the notes offered hereby will be rated by one or more ratings agencies. The ratings of credit rating agencies assigned to the notes are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant, including as a result of increases in our leverage, any decline in our operating results or perceptions of the Broadcast and/or the Telecommunications sectors in which we operate. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes offered hereby and increase our corporate borrowing costs.

 USE OF PROCEEDS

        Unless indicated otherwise in any applicable prospectus supplement, we expect to use the net proceeds from the sale of the senior debt securities offered hereby for general corporate purposes. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus and any prospectus supplement may be set forth in the applicable prospectus supplement relating to a particular offering.

 DESCRIPTION OF THE SENIOR DEBT SECURITIES

        We may issue senior debt securities from time to time in one or more distinct series. The debt securities will be issued under an indenture, dated as of August 8, 2000, which we refer to as the base indenture, between the Company, as issuer, and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as amended and supplemented from time to time. The aggregate principal amount of debt securities that may be authenticated and delivered under the base indenture is unlimited. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, the base indenture and any supplemental indentures are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, the base indenture and such supplemental indentures. The base indenture is filed as an exhibit to the registration statement of which this prospectus forms part.

        Unless otherwise specified in a prospectus supplement, the debt securities will be senior unsecured obligations of Grupo Televisa, S.A.B., and will not be guaranteed by any of our subsidiaries. The debt securities will rank equally with any of our other senior and unsubordinated debt.

        The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

  •
  the title of such debt securities and the series in which such debt securities shall be included;

  •
  any limit upon the aggregate principal amount of debt securities of such title or such series which may be authenticated and delivered under the base indenture;

  •
  if such debt securities are to be issuable as registered securities, bearer securities or both, and whether the bearer securities are to be issuable with coupons, without coupons or both, and any restrictions applicable to the offer, sale or delivery of the bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

  •
  if any of such debt securities are to be issuable in global form, when any of such debt securities are to be issuable in global form and (i) whether such debt securities are to be issued in temporary or permanent global form or both, (ii) whether beneficial owners of interests in any such global security may exchange such interests for securities of the same series and of like tenor and of any authorized form and denomination, and the circumstances under which any such exchanges may occur, and (iii) the name of the depository with respect to any global security;

  •
  if any of such debt securities are to be issuable as bearer securities or in global form, the date as of which any such bearer security or global security shall be dated (if other than the date of original issuance of the first of such debt securities to be issued);

  •
  if any of such debt securities are to be issuable as bearer securities, whether interest in respect of any portion of a temporary bearer security in global form payable in respect of an interest payment date therefor prior to the exchange, if any, of such temporary bearer security for definitive securities shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date;

  •
  the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal and premium, if any, of such debt securities is payable;

  •
  the rate or rates at which such debt securities shall bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method or methods, if any, by which such date or dates are to be determined, the interest payment dates, if any, on which such interest shall be payable and the regular record date, if any, for the interest payable on registered securities on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, the notice, if any, to holders regarding the determination of interest on a floating rate debt security and the manner of giving such notice, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where the principal of, any premium and interest on or any additional amounts with respect to such debt securities shall be payable, any of such debt securities that are registered securities may be surrendered for registration of transfer or exchange, any of such debt securities may be surrendered for conversion or exchange and notices or demands to or upon us in respect of such debt securities and the base indenture may be served, the extent to which, or the manner in which, any interest payment or additional amounts on a global security on an interest payment date, will be paid and the manner in which any principal of or premium, if any, on any global security will be paid;

  •
  whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such securities may be redeemed, in whole or in part, at our option,

  •
  whether we are obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such securities so redeemed or purchased;

  •
  the denominations in which any of such debt securities that are registered securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any of such debt securities that are bearer securities shall be issuable if other than the denomination of $5,000;

  •
  whether the debt securities of such series will be convertible into shares of our common stock and/or exchangeable for other securities, cash or other property, and if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any other provisions permitting or facilitating the issuance of such convertible or exchangeable debt securities or the administration thereof;

  •
  if other than the principal amount thereof, the portion of the principal amount of any of such debt securities that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

  •
  if other than U.S. dollars, the foreign currency in which payment of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities shall be payable;

  •
  if the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities are to be payable, at our election or the election of a holder thereof or otherwise, in U.S. dollars or in a foreign currency other than that in which such debt securities are stated to be payable, the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which such debt securities are stated to be payable and the currency in which such debt securities or any of them are to be paid pursuant to such election, and any other terms providing for or facilitating the issuance of debt securities denominated or payable, at our election or the election of a holder thereof or otherwise, in a foreign currency;

  •
  whether the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may be based without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or be payable;

  •
  any events of default or covenants of the Company with respect to any of such debt securities;

  •
  any provisions relating to covenant defeasance and, if the debt securities of such series are subject to repurchase or repayment at the option of the holders thereof, whether our obligation to repurchase or repay such debt securities will be subject to defeasance or covenant defeasance, and any provisions relating to satisfaction and discharge in respect of the debt securities of such series;

  •
  whether any of such debt securities are to be issuable upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered;

  •
  if any of such debt securities are to be issuable in global form and are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

  •
  if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to such debt securities; and

  •
  any other terms of such debt securities.

        We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

        This prospectus is part of a registration statement that provides that we may issue senior debt securities from time to time in one or more series under the base indenture, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the base indenture.

 PLAN OF DISTRIBUTION

General

        We may offer and sell securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

        A prospectus supplement relating to a particular offering of securities may include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  other information related to the distribution of the securities.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

        We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of securities, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

        Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

        We may enter agreements under which underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

        Various of the underwriters who participate in the distribution of securities, and their affiliates, may perform various commercial banking, investment banking and other services for us from time to time.

Delayed Delivery Contracts

        We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

        If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

        We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

 VALIDITY OF NOTES

        In connection with particular offerings of the securities, and if stated in the applicable prospectus supplement, some legal matters relating to the validity of the securities will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, our Mexican and U.S. counsel, respectively. With respect to matters of Mexican law, Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.

        Ricardo Maldonado Yáñez, Secretary of the Board of Directors of the Company and Secretary of the Executive Committee of the Board of Directors of the Company, is an active partner of Mijares, Angoitia, Cortés y Fuentes, S.C.

EXPERTS

        The consolidated financial statements of Grupo Televisa, S.A.B. as of December 31, 2018 and for the year ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2017 and for the two years then ended, incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2018, have been so incorporated in reliance of the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GRUPO TELEVISA, S.A.B.
Av. Vasco de Quiroga No. 2000
Colonia Santa Fe
01210 México City, México

TRUSTEE, REGISTRAR,
PAYING AGENT
AND TRANSFER AGENT

The Bank of New York Mellon
240 Greenwich Street, Floor 7-East
New York, New York 10286
Attn: Corporate Trust Dept.
U.S.A.

LUXEMBOURG PAYING AGENT,
LUXEMBOURG TRANSFER AGENT AND
LUXEMBOURG LISTING AGENT

The Bank of New York Mellon SA/NV, Luxembourg Branch
Vertigo Building
Polaris, 2-4 rue Eugène Ruppert
L-2453 Luxembourg

LEGAL ADVISORS TO GRUPO TELEVISA, S.A.B.

As to United States Law:	As to Mexican Law:
Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 U.S.A.	Mijares, Angoitia, Cortés y Fuentes, S.C. Javier Barros Sierra 540, 4to piso Colonia Santa Fe 01210 México City, México

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law:	As to Mexican Law:
Paul Hastings LLP 200 Park Avenue New York, New York 10166 U.S.A.	Ritch, Mueller, Heather y Nicolau, S.C. Torre Virreyes Av. Pedregal 24, Piso 10 Colonia Molino del Rey 11040, México City, México